Exhibit 10.1

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”) is made effective as of August 19th, 2021 (the “Effective Date”) by and among each of the entities listed in the column entitled “Sellers” on Schedule “A” attached hereto and made a part hereof (each, a “Seller” and collectively, the “Sellers”) and each of the entities listed in the column entitled “Buyer” on Schedule “A” attached hereto and made a part hereof (collectively, the “Buyer”).

WHEREAS, Sellers and Buyers entered into that certain Purchase Agreement dated as of July 1, 2021 (the “Original Effective Date”), as amended by that certain First Amendment to Purchase Agreement dated as of August 2, 2021, as affected by that certain Partial Assignment and Assumption of Purchase Agreement dated as of August 3, 2021, as further amended by that certain Second Amendment to Purchase Agreement dated as of August 9, 2021, as further amended by that certain Third Amendment to Purchase Agreement dated as of August 16, 2021, and as further amended by that certain Fourth Amendment to Purchase Agreement dated as of August 18, 2021 (collectively, the “Original Agreement”), in connection with the purchase of the Shopping Centers (hereinafter defined); and

WHEREAS, the parties have agreed to further modify the Original Agreement and to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, Sellers and Buyers hereby amend and restate the Original Agreement in its entirety and agree as follows:

SECTION 1THE PROPERTY.

1.1Sellers agree to sell and Buyer agrees to purchase the properties listed in the column entitled “Shopping Center” opposite each respective Seller’s name on Schedule “A” (each such Shopping Center a “Shopping Center” and, collectively, the “Shopping Centers”).  The Shopping Centers (or portions thereof) owned by Sellers in fee simple are more particularly described on the attached Exhibits “A-1” through “A-7” (collectively, the “Fee Property”).  The “Peach Street I Leasehold Property” is listed on Schedule “A” and is more particularly described on Exhibit “A-4” attached hereto and made a part hereof.  Definitions of the Sellers of particular Shopping Centers, as well as of the portions of such Shopping Centers constituting the Fee Property and/or the Peach Street I Leasehold Property, are contained in Schedule “A”.  The Shopping Centers are shown on the site plans attached as Exhibits “B-1” through “B-5”.  The Fee Property and Peach Street I Leasehold Property are each referred to individually herein as a “Property” and are collectively referred to herein as “Properties”. With respect to each Seller, (a) the term “Applicable Property” means the particular Property that is owned by such Seller, and (b) the term “Applicable Shopping Center” means the particular Shopping Center that is owned by such Seller. With respect to each Property, the term “Applicable Seller” means the particular Seller that is the owner of such Property.

1.2At Closing, each respective Seller further agrees to assign, transfer and convey to Buyer, and Buyer agrees to acquire and assume from such Seller, for no additional consideration

(aside from the Purchase Price (as hereinafter defined) as more particularly set forth herein), such Seller’s right, title and interest in and to the following:

a)All buildings, improvements, fixtures and structures now or hereafter located in or on the Applicable Property, including the buildings located thereon (the “Improvements”); provided, however, that the foregoing shall in no event include any fixtures owned by any of the tenants under the Leases and Temporary Occupancy Agreements (each, a “Tenant”, and collectively, the “Tenants”);

b)All of such Seller’s right, title and interest, if any, in and to any equipment, machinery and personal property located in or on the Applicable Property and owned by such Seller (the “Personal Property”);

c)All of such Sellers’ interest as landlord under the leases described on Exhibit “C” (each, a “Lease”, and collectively the “Leases”) as of the Original Effective Date, attached hereto and made a part hereof.  Sellers shall have the express right to update Exhibit “C” at any time, and from time to time, prior to Closing, to include new leases as permitted pursuant to the terms of this Agreement;

d)All of such Seller’s right, title and interest, if any, in and to the trademark, service mark, trade name and name used exclusively in connection with Applicable Shopping Center (the “Intellectual Property”);

e)The landlord’s and lessor’s interest in all leasehold estates created by the Leases and the Temporary Occupancy and Ancillary Agreements (each as hereinafter defined);

f)All of such Seller’s right, title and interest, if any, in and to all warranties and guaranties, if any, relating to the Applicable Property, to the extent transferrable and/or assignable (collectively, the “Warranties”); provided, however, Buyer shall be solely responsible for all assignment or transfer fees, costs and expenses associated with and/or payable in connection with the foregoing assignment and transfer of any such Warranties;

g)All of such Seller’s right, title and interest, if any, in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Applicable Property, to the extent transferrable and/or assignable (the “Permits”); provided, however, Buyer shall be solely responsible for all assignment or transfer fees, costs and expenses associated with and/or payable in connection with the foregoing assignment and transfer of any such Permits;

h)All of Seller’s right, title and interest, if any, in and to all Permitted Exceptions (as hereinafter defined);

i)With respect to Peach Street I Seller, all of Peach Street I Seller’s right, title and interest as ground lessee under the Ground Lease between Developers

Diversified Realty Corporation, as lessee, and Douglas P. Susol and Vicki L. Susol (the “Ground Lessor”), as lessor, dated March 1, 1996 (as amended and assigned, the “Ground Lease”);

j)With respect to the Wrangleboro Seller, Wrangleboro Seller’s right, title and interest in and to those certain leases and/or solar power service agreements (together with all ancillary and other agreements and documents related thereto) in connection with the provision of certain solar power services (each a “Solar Lease” and, collectively, the “Solar Leases”), which Solar Leases are listed on Schedule “I” attached hereto and made a part hereof;

k)With respect to the Great Northern Seller, all of Great Northern Seller’s right, title and interest, if any, in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of leasehold improvements for Unit 2 currently under construction at the Great Northern Property, to the extent transferrable (the “Contracts”); and

l)All of Great Northern Seller’s right, title and interest, if any, in and to all plans and specifications and other architectural and engineering drawings for the development and construction of leasehold improvements for Unit 2 currently under construction at the Great Northern Property, if any, to the extent transferrable (the “Plans”).

SECTION 2PURCHASE PRICE. Buyer agrees to pay Sellers, as the purchase price for the Properties, the sum of Two Hundred Sixty-Four Million and 00/100 Dollars ($264,000,000.00) (the “Purchase Price”).  The Purchase Price shall be allocated among the respective Sellers and Properties as more specifically set forth in Schedule “2” attached hereto and made a part hereof. At Closing, in addition to any other credits owed to Buyers pursuant to this Agreement, Sellers shall credit to Buyers the additional amounts set forth in Schedule “2” for future tenant improvement allowances and future capital expenditures. Unless otherwise agreed to by the Sellers and Buyer, the foregoing credits shall be allocated to the Properties pro rata in accordance with Schedule “2” and the allocation of the Purchase Price set forth thereon. The Purchase Price shall be paid as follows:

a)On the Original Effective Date, Buyer deposited Two Million Six Hundred Seventy Thousand and 00/100 Dollars ($2,670,000.00) with the Escrow Agent (as hereinafter defined) in escrow as an initial earnest money deposit (the “Initial Deposit”), which funds shall, pursuant to this Agreement, be held by the Escrow Agent as hereinafter provided for the benefit of Buyer and Seller;

b)By no later than the Effective Date of this Agreement, Buyer shall deposit an additional sum of Two Million Six Hundred Ten Thousand and 00/100 Dollars ($2,610,000.00) with the Escrow Agent (the “Additional Deposit”).  For purposes of this Agreement, the Initial Deposit, together with the Additional Deposit (as and when made), shall be collectively referred to as the “Earnest Deposit”. The Earnest Deposit shall be held and disbursed by the Escrow Agent subject to and in accordance with the terms of this Agreement.

c)Buyer shall deliver the Purchase Price, less the Earnest Deposit and the credits authorized to Buyer, in immediately available funds in escrow with the Escrow Agent on or prior to the Closing Date (as hereinafter defined); and

d)Notwithstanding anything in this Agreement to the contrary, a portion of the Earnest Deposit in the amount of One Hundred and 00/100 Dollars ($100.00) will be non-refundable to Buyer and will be distributed to Sellers upon any termination of this Agreement as independent consideration for Sellers’ performance under this Agreement.  If this Agreement is properly terminated by Buyer pursuant to a right of termination granted to Buyer by any provision of this Agreement, if any, the One Hundred and 00/100 Dollars ($100.00) non-refundable portion of the Earnest Deposit will be promptly distributed to Sellers and, subject to the relevant provisions herein, the balance of the Earnest Deposit remaining after distribution of the independent consideration to Sellers will be promptly returned to Buyer.

SECTION 3ESCROW AND TITLE INSURANCE.

3.1Escrow Agent.  The parties hereto designate First American Title Insurance Company, 1660 West Second St., Suite 700, Cleveland, Ohio 44113, Attention: Rebecca Groetsch (the “Title Company”) as the escrow agent (the “Escrow Agent”) in connection with this transaction.  This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof.  By execution of this Agreement, the Escrow Agent agrees that the Earnest Deposit shall be held as a deposit under this Agreement in an interest-bearing account and: (i) applied against the Purchase Price if Closing occurs; or (ii) delivered to Sellers or Buyer, in accordance with the terms of this Agreement upon the written approval of Sellers and Buyer, if Closing does not occur.  Interest on the Earnest Deposit shall be paid to the party entitled to receive the Earnest Deposit pursuant to this Agreement.

a)Escrow Agent is hereby appointed by Buyer and Sellers to receive, hold and dispose of the Earnest Deposit set forth above in accordance with the terms and conditions hereof.  Escrow Agent shall not release any or all of the Earnest Deposit without joint written instructions from Buyer and Sellers.  Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

b)Buyer and Sellers agree to indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fees in connection with or in any way arising out of this Agreement, other than expenses resulting from the Escrow Agent’s own gross negligence, bad faith, or willful misconduct.

c)In the event of a dispute concerning the Earnest Deposit, Escrow Agent may continue to hold the Earnest Deposit pursuant to the terms hereof, or may, after giving Buyer and Sellers at least 15 days’ advance, written notice, at the joint and several cost of the Buyer and Sellers, deposit the same in a court of competent jurisdiction.  Escrow Agent may dispose of the Earnest Deposit in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

d)Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

e)Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent in good faith believes to be genuine and what it purports to be.

3.2Title/Survey.

a)Prior to the Original Effective Date, Sellers ordered from the Title Company a commitment (each, a “Commitment”) to issue an ALTA Owner’s Policy of Title Insurance and/or an ALTA Leasehold Policy of Title Insurance (each, a “Title Policy”) for each Shopping Center.  Prior to the Effective Date of this Agreement, Buyer ordered and obtained (or will obtain), at its expense, new surveys or an update of Sellers’ existing surveys, if any, of the Properties (any such new survey or update of a Seller’s existing survey of a particular Property, a “Survey”). As of the Effective Date of this Agreement, Buyer has delivered to Sellers copies of the Surveys for the Seabrook Property, the Wrangleboro Property, the Great Northern Property, Peach Street Property and Maple Grove Property. The Survey shall be certified to Sellers, Buyer and the Title Company.  The Survey shall be in form and substance sufficient to delete the standard survey exception from the applicable Title Policy.  Sellers shall not be required to remove the standard survey exception from the applicable Title Policy in the event Buyer does not obtain a Survey for the Applicable Property.  On or before the Closing Date, Sellers shall execute and deliver to the Title Company an affidavit to delete the standard preprinted exception for mechanic’s liens from the applicable Title Policy, substantially in the form of Exhibit “H” (the “Title Affidavit”).  It shall be a condition precedent to Buyer’s obligation to purchase the Properties that the Title Company can and will, on the Closing Date, issue each Title Policy in accordance with the applicable Commitment and subject only to the Permitted Exceptions (as hereinafter defined).

b)Section 3.2(b) of the Original Agreement provided as follows: “Buyer shall have the right to object to: (i) any matters disclosed by the Commitments (“Title Objections”), and (ii) any matters disclosed by Surveys (“Survey Objections”); provided that Buyer delivers written notice of any valid Title Objections or Survey Objections on or before the seventh (7th) business day prior to the expiration of the Due Diligence Period (the “Title Review Period”); otherwise any such objections shall be deemed to be waived.  If Buyer delivers in a timely manner written notice of any valid Title

Objections and/or Survey Objections (collectively, “Objections”), then Sellers shall within five (5) business days from receipt of any Objections from Buyer notify Buyer in writing (“Sellers’ Response”) whether Sellers elect, in Sellers’ sole discretion, to: (i) cure any such Objections on or prior to the Closing Date, or (ii) not to cure any such Objections.  If Sellers elect to cure an Objection under the previous sentence and fail to do so by the Closing Date, Buyer shall have the right, as Buyer’s sole remedy, to (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, or (y) waive the Objections and proceed to purchase the Properties with such condition of title as Sellers are able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer. In the event Sellers fail to deliver Sellers’ Response to Buyer within such five (5) business day period, Sellers shall be deemed to have elected not to cure any of the Objections.  If Sellers’ Response states that Sellers elect not to cure any of the Objections on or prior to the Closing Date, or if Sellers are deemed to have elected not to cure any of the Objections as set forth above, then by the expiration of the Due Diligence Period, Buyer shall elect to either (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, or (y) waive the Objections and proceed to purchase the Properties with such condition of title as Sellers are able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer.  If Buyer fails to timely make such election, then Buyer shall be deemed to have elected to purchase the Properties pursuant to the foregoing clause (y).” Buyer and Sellers acknowledge that Buyer delivered Buyer's Objections on July 22, 2021 and that Sellers delivered Sellers’ Response on July 28, 2021. Buyer acknowledges and agrees that Sellers did not agree to cure any Objections asserted by Buyer during the Title Review Period. Sellers confirm that Sellers will satisfy Sellers’ obligations under Section 3.3 hereof. Buyer hereby waives the contingency set forth in Section 3(b) of the Original Agreement. The defined terms contained in Section 3(b) of the Original Agreement are incorporated herein by reference above.

c)If at any time following the expiration of the Title Review Period, but prior to Closing, any new matters (other than the deletion, elimination or modification of any item to which Buyer has made an Objection) are first filed of record against any of the Properties and are added to any of the Commitments (and are not otherwise caused by or result from any action or inaction by Buyer), Buyer shall have the right to object to any such new items appearing on any update to such Commitment by delivery of written notice to Sellers within two (2) business days of Buyer’s discovery thereof.  In the event that Buyer elects to object to any items in accordance with the foregoing, the same process outlined in Section 3.2(b) above shall apply to any new Objections made by Buyer, and the Closing Date shall be automatically extended to provide sufficient time for the objection process outlined above to conclude.

d)Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Properties, and any liens or encumbrances affecting the Properties, Buyer acknowledges and agrees that it is relying upon the Title Policies.  If Buyer has a claim under a Title Policy and the subject matter of that claim also constitutes the breach of any representation, warranty or covenant made by Sellers in this Agreement or any Deed or the Ground Lease Assignment, Buyer agrees that it will look first to such Title Policy for recovery of such claim, and Buyer shall only assert any claim against Sellers for recovery of such claim after all remedies available to Buyer under such Title Policy are exhausted and any recovery from Sellers hereunder shall be in excess of remedies received by Buyer under such Title Policy.  This Subsection shall survive Closing and delivery of the Deed and Ground Lease Assignment.

3.3Release of Mortgages.  Except for real estate taxes and assessments not yet due and payable as of the Closing, and mortgages, liens and other encumbrances that are Permitted Exceptions, all mortgages, deeds of trust, monetary judgements and monetary liens of ascertainable amounts encumbering the Properties incurred by, for, or on behalf of any Seller (collectively “Monetary Encumbrances”) shall be paid by such Seller at or prior to Closing or omitted as an exception to the Title Policy by the Title Company. For clarity, Buyer shall not be required to object to any Monetary Encumbrances (regardless of cause). For further clarity, in no event shall the foregoing require any Seller to satisfy or expend money to remove any mortgages, deeds of trust, or monetary liens or monetary judgements of ascertainable amounts incurred by, at the request of, or on behalf of any tenant or other occupant of the Properties or, any encumbrance on the fee simple title to the real property that is subject to the Ground Lease or underlying Peach Street I Leasehold Property. Notwithstanding the foregoing, Buyer and Sellers acknowledge and agree that (i) the Properties are presently encumbered by certain mortgages, deeds of trust, assignments of leases and/or other security instruments granted by the Sellers that secure a loan that was obtained in March 2019 (collectively, the “Existing Mortgages”), which Existing Mortgages must be released at Closing; (ii) Sellers shall use commercially reasonable efforts to secure all of the necessary documentation for such releases from the lender on or prior to the originally scheduled Closing Date (each, an “Existing Mortgages Release”); and (iii) in the event Sellers have been unable to obtain all necessary documentation for one or more Existing Mortgages Release by the then scheduled Closing Date, Sellers shall have the right to extend the Closing Date by up to fifteen (15) days upon written notice to Buyer delivered on or prior to the date that is three (3) business days prior to the then scheduled Closing Date for the sole purpose of allowing Sellers additional time to obtain the same. In the event that Sellers are unable to obtain one or more Existing Mortgages Release as of the Closing Date (as it may be extended) despite having exerted commercially reasonable efforts to do so, notwithstanding anything contained in this Agreement to the contrary, in no event shall such failure be a Sellers default under this Agreement, but rather a failure of a condition to Closing shall have occurred, and the terms of Section 11 of this Agreement shall control.

SECTION 4CONVEYANCE.

4.1On the Closing Date, each Seller that owns fee simple title to a Shopping Center shall convey title to the Property with respect to such Shopping Center by special or limited warranty deed (each such deed, as applicable, a “Deed”), free and clear of all liens and encumbrances, except the following (collectively, the “Permitted Exceptions”):  (i) real estate taxes and assessments, both general and special, not yet due and payable; (ii) declarations, conditions, covenants, restrictions, easements, rights of way and other matters of record, including without limitation, those items shown on the subdivision plat of the respective

Property, which are not objected to or are waived by Buyer pursuant to Section 3.2 herein; (iii) zoning and building ordinances; (iv) those matters disclosed by the Surveys, which are not objected to or are waived by Buyer pursuant to Section 3.2 herein, or which would be disclosed by any accurate survey of the respective Property if Buyer elected not to obtain a Survey for such Property; (v) matters of record as of the Original Effective Date not objected to by Buyer or which were Objections and Buyer elected to waive in accordance with Section 3.2 above; (vi) the rights of Tenants in possession under the Leases and any new leases as tenants only; and (vii) the rights of any third-party pursuant to any unrecorded cable agreement more particularly described on Exhibit “C” attached hereto (the “Cable Agreements”), if any, and any party, licensees and/or temporary occupants under any license agreements, temporary occupancy or other ancillary agreements then in effect with respect to the Properties more particularly described on Exhibit “C” attached hereto under the respective subsection headings “Temporary Occupancy and Ancillary Agreements” (collectively, the “Temporary Occupancy and Ancillary Agreements”), if any.  Sellers shall assign to Buyer its interest in the Leases, Temporary Occupancy and Ancillary Agreements and Cable Agreements in effect as of the Closing Date by an Assignment and Assumption Agreement (the “Assignment of Leases”), substantially in the form of the Assignment of Leases and Guaranties attached hereto as Exhibit “D” and made a part hereof, to be executed by each Seller and Buyer effective as of Closing.

4.2On the Closing Date, Peach Street I Seller shall transfer its leasehold interest as lessee under the Ground Lease by an Assignment and Assumption of Ground Lease in recordable form and substantially in the form of Exhibit “J” attached hereto and made a part hereof (“Ground Lease Assignment”), and Buyer shall assume the Ground Lease by the Ground Lease Assignment, releasing Peach Street I Seller from any further obligations or liability to the Ground Lessor accruing under or in connection with the Ground Lease from and after Closing. The parties hereby agree that the terms of the Ground Lease do not require the Ground Lessor’s consent for the Ground Lease Assignment to be effective as contemplated by the parties, so long as the Ground Lease Assignment complies with the terms and conditions contained in Section 8.2 of the Ground Lease. For the avoidance of doubt, any mortgage, lien (whether mechanics, materialmen or other lien) or other encumbrance that existed as of the Original Effective Date and that is an encumbrance on the fee simple title to the real property that is subject to the Ground Lease or underlying Peach Street I Leasehold Property shall be deemed to be a Permitted Exception with respect to the Peach Street I Leasehold Property.

4.3Buyer agrees, at Closing, to assume in writing the due performance of all of the obligations of Wrangleboro Seller from and after the Closing Date under each Solar Lease (as defined in Schedule “I”) pursuant to a written instrument for the applicable Solar Lease between Buyer (or an affiliate of Buyer), and Wrangleboro Seller, substantially in the form of Exhibit “K”, attached hereto and made a part hereof (each a “Solar Lease Assignment” and, collectively, the “Solar Lease Assignments”).  Each Solar Lease Assignment shall: (i) assign Wrangleboro Seller’s right, title and interest in and to such Solar Lease to Buyer (or the applicable affiliate of Buyer), with Buyer (or the applicable affiliate of Buyer) assuming all of Wrangleboro Seller’s obligations under such Solar Lease from and after Closing; (ii) release Wrangleboro Seller from any further obligations or liability accruing under or in connection with such Solar Lease from and after Closing; and (iii) release Host Guarantor (as hereinafter defined) from any further obligations or liability accruing under or in connection with such Solar Lease from and after Closing. The term “Host Guarantor” means that affiliate of Wrangleboro Seller that is currently the Host Guarantor under the Solar Leases and related guaranties and agreements as identified therein.  Within fifteen (15) business days after Closing, Buyer shall provide a copy of each fully executed Solar Lease Assignment and a certified copy of a properly executed corporate resolution authorizing each such Solar Lease Assignment to SunEdison Origination3, LLC, a Delaware limited liability company (“SunEdison”).  This Section 4.3 shall survive the Closing and not be merged therein.

4.4On the Closing Date, SITE Centers Corp. (“SITE”) and Buyer Indemnity Entity (as hereinafter defined) shall enter into an assignment and assumption of that certain Indemnity Agreement dated October 1, 1996 (“Indemnity Agreement”) by Developers Diversified Realty Corporation (predecessor-in-interest to SITE), to and for the benefit of Cinemark USA, Inc. (“Cinemark”), in the form of Exhibit “L” attached hereto and made a part hereof (“Indemnity Agreement Assignment”), in which Buyer Indemnity Entity shall agree to indemnify, protect, defend and hold harmless SITE from and against any claims made by Cinemark pursuant to the Indemnity Agreement after Closing.  As used in this Agreement, “Buyer Indemnity Entity” shall mean an affiliate of Buyer that (A) has a net worth (which may include such entity’s direct or indirect interests in the Properties) of not less than Fifty Million and 00/100 Dollars ($50,000,000.00), and (B) has liquid assets of not less than Ten Million and 00/100 Dollars ($10,000,000.00).

SECTION 5PRORATIONS AND CLOSING COSTS.

5.1Rents.

a)All collected Rents (as hereinafter defined) shall be prorated between each respective Seller and Buyer as of 12:01 AM on the Closing Date. Each respective Seller shall be entitled to all collected Rents attributable to any period prior to, but not including, the Closing Date.  Buyer shall be entitled to all collected Rents attributable to any period on and after the Closing Date. Following Closing through the Survival Period (as hereafter defined), Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on each respective Seller’s behalf (the “Arrears”) and to tender the same to such Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) applied to the Arrears and payable to such Seller, but only to the extent of such Arrears are delinquent and actually due to such Seller. Buyer shall not have the exclusive right to collect the Arrears and each respective Seller hereby retains its rights to contact any Tenants in an effort to collect the Arrears or pursue claims against any Tenant for the Arrears; provided, however, that each Seller: (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is sixty (60) days after the Closing Date through the Survival Period, provided, however, if any Seller commences any legal proceeding prior to the expiration of the Survival Period, such Seller shall be permitted to prosecute such legal proceeding to completion; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. “Rents” shall mean all base rents, prepaid rents, Percentage Rent (as hereinafter defined), additional rent and operating expense reimbursements and escalations due from the Tenants of the Properties under the Leases and tenants under the Temporary Occupancy and Ancillary Agreements. The terms of this Section shall survive the Closing and the recording of the Deeds and Ground Lease Assignment.

b)Notwithstanding the foregoing or anything to the contrary in this Agreement, the provisions of this Section 5.1(b) shall control with respect to any Deferred Rent (as hereinafter defined). Buyer shall not be entitled to any Deferred Rent, it being understood and agreed that Sellers shall be exclusively entitled to all Deferred Rent. By not later than ten (10) days after Buyer’s receipt of any Deferred Rent, Buyer shall remit such received Deferred Rent to the Applicable Seller. For purposes of Section 5.1(a) above, all Deferred Rents shall be deemed obligations of the Tenants attributable to the period prior to and including the Closing Date. From the Closing Date through the expiration of the Survival Period, Buyer may not waive any Deferred Rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Sellers owned the Properties without first obtaining Sellers’ written consent; provided, however, Buyer shall have the right to waive any Deferred Rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Sellers owned the Properties so long as prior to taking any of the forgoing actions Buyer pays such Seller an amount equal to the then-outstanding amount of Deferred Rent associated with such tenant. As used herein, “Deferred Rent” shall mean those certain deferred rents owed by Tenants under the Leases as of the Original Effective Date listed on Schedule 5.1 attached hereto, which Sellers shall have the right to update at any time and from time to time prior to the Closing Date, and which rent (a) Seller and the applicable Tenant agreed prior to Closing to defer the timing of payment for such Rent to a period after Closing; and (b) was originally to be paid during the period prior to the Closing Date.

c)All rents and other charges under the Ground Leases (collectively, “Ground Lease Rents”) shall be prorated between the Peach Street I Seller and Buyer as of the Closing Date.  Peach Street I Seller shall receive a credit for the Ground Lease Rents, if any, that are prepaid under the Ground Lease but applicable to any period on or after the Closing Date. Buyer shall receive a credit for any Ground Lease Rents, if any, that are paid in arrears with respect to any period up to the Closing Date.

d)With respect to Rents in the form of a percentage of a tenant’s gross sales (whether in excess of a predetermined threshold or breakpoint or in lieu of base rent or otherwise) (“Percentage Rent”), such Percentage Rent, if any, payable under each Lease shall be prorated with respect to the full lease year or other applicable full period provided for under the applicable Lease in which the Closing occurs on a per diem basis as and when collected.  For the avoidance of doubt, Percentage Rent that is payable by any tenant on a monthly basis (whether in lieu of base rent or in excess of a predetermined monthly threshold or breakpoint) (such Percentage Rent, “Monthly Percentage Rent”), the proration of such Monthly Percentage Rent shall be handled in accordance with Section 5.1(a) hereof. The proration of Percentage Rent (other than

Monthly Percentage Rent), if any, shall be based on aggregate sales for the full lease year or other applicable full period under the Lease, without attributing tenant’s specific sales amount to the period before the Closing Date or the period on and after the Closing Date. Any Percentage Rent collected by Buyer (including any Percentage Rent which is delinquent) and pertaining to (i) an entire lease year or accounting period of a tenant under a Lease which ends on a date prior to the date of Closing, and (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the date of Closing where such lease year or accounting period begins prior to the date of Closing and ends thereafter, shall in both cases be paid to Sellers promptly after receipt by Buyer.  In connection with Sellers’ right to collect any portion of Percentage Rent following the Closing Date, Sellers may request, and Buyer shall provide, any and all information relating to Percentage Rent to confirm the calculation and payment thereof.  Buyer shall have sixty (60) days following the date each tenant is required to remit its Percentage Rent to collect such Percentage Rent and prorate in accordance with this Section 5.1(d).  In the event Buyer fails to collect and prorate such Percentage Rent within such 60-day period, then Seller shall have the right to request the Percentage Rent directly from each such tenant and prorate the Percentage Rent in accordance with this Section 5.1(d).

5.2Property Operating Expenses.  Operating Expenses (as hereinafter defined) for each respective Property shall be prorated as of 12:01 AM on the Closing Date.  Each respective Seller shall pay all utility charges and other operating expenses attributable to the Property owned by such Seller, if any (collectively, the “Operating Expenses”), incurred prior to, but not including, the Closing Date (except for those Operating Expenses payable, whether actually paid or unpaid, by Tenants for such Tenant’s leased premises in accordance with the Leases) and Buyer shall pay all Operating Expenses attributable to the Properties on and after the Closing Date.  All Operating Expenses paid or payable by Tenants in accordance with the Leases shall be allocated between each respective Seller and Buyer, with each Seller responsible for periods prior to, but not including, the Closing Date and Buyer responsible for all periods on and after the Closing Date, and all applicable amounts to be trued up between each Seller and Buyer in accordance with this Section 5.2.  Each respective Seller agrees to use commercially reasonable efforts to cause all meters for all public utilities (including water) being used on the Property owned by such Seller to be read on the day of giving possession to Buyer, or as soon as reasonably practical following the Closing Date.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 AM on the Closing Date.  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading.  Sellers shall not assign to Buyer any deposits which any Seller has with any of the utility services or companies servicing the Property.  Within ninety (90) days following the Closing Date, each respective Seller shall deliver to Buyer a reconciliation statement of the Operating Expenses for the Property owned by such Seller for the portion of the calendar year in which the Closing occurs that the Property was owned by such Seller.  Each Seller’s post-Closing reconciliation statement shall include tenant invoice calculations and reasonable Operating Expense invoice back-up. Within the thirty (30) day period following any Seller’s delivery of such post-Closing reconciliation statement for Operating Expenses, such Seller and Buyer shall work in good faith to resolve any issues with respect to such reconciliation statement; provided that if Buyer does not respond to the Seller’s delivery of the reconciliation statement within the thirty (30) day period, Buyer shall be deemed to have approved the Seller’s reconciliation statement.  Upon approval of the Operating Expense reconciliation statement, each respective Seller shall remit any amounts of collected Operating Expenses over-credited at Closing to such Seller and due to Buyer within thirty (30) days and Buyer shall remit any amounts of collected Operating Expenses over-credited at Closing to Buyer and due to each respective Seller within thirty (30) days. Thereafter, Buyer shall be solely responsible for performing any Operating Expense reconciliations with Tenants with respect to the entire calendar year in which the Closing occurs.  Buyer shall include in any Operating Expense reconciliations with the Tenants copies of any applicable billing statements and invoice back-up provided by each respective Seller for operating expenses incurred by such Seller during the period of such Seller’s ownership of the Property.

This Section 5.2 shall survive the Closing and not be merged therein.

5.3Real Estate Taxes and Assessments.

a)Real estate taxes and assessments, both general and special that are payable to the taxing authority (collectively, the “Tax Expense”) shall be prorated as of 12:01 AM on the Closing Date.  It is the intent of Buyer and Seller that Tax Expenses be prorated on the basis on which the tenants are billed, in order to avoid any leakage by either party. Each Seller shall be responsible for the Tax Expense attributable to the Applicable Property prior to, but not including, the Closing Date (except for the Tax Expense, whether actually paid or unpaid, which is payable directly by any tenant to the taxing authority for such tenant’s leased premises in accordance with the Leases, and except for any Tax Expense that may be attributable to a fiscal year, but billed on a calendar year), and Buyer shall be responsible for the Tax Expense attributable to the Properties on and after the Closing Date.  If the Closing occurs prior to the receipt by any Seller of the bill for the Tax Expense for the calendar year in which the Closing occurs, the Tax Expense shall be prorated on the basis of the last officially certified and available tax duplicate (“Interim Tax Expense Proration”).  Monthly and/or lump sum amounts which any Seller, as landlord, has collected from tenants under the Leases and Temporary Occupancy and Ancillary Agreements as reimbursements or prepayments of such Seller’s Tax Expense (collectively, “Tax Receivables”) shall be prorated between Buyer and each respective Seller as of the Closing Date.  The collected Tax Receivables shall be matched against the applicable Tax Expense to which they relate. Sellers shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the period prior to, but not including the Closing Date, and Buyer shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the Closing Date or thereafter. For clarity, the Tax Expense proration for each Property will be as set forth in Schedule 5.3, attached hereto and incorporated herein.  If the final bill for the Tax Expense was not available at Closing so that at Closing Buyer and each Seller performed the Interim Tax Expense Proration, then after receipt of a final bill for the Tax Expense, Buyer shall promptly prepare and present to Sellers a calculation of the re-proration of the Tax Expense and Tax Receivables, based upon the actual amount of such Tax Expense charged and/or Tax Receivables received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Sellers of Buyer’s calculation and appropriate back-up information.  Buyer shall provide each Seller with appropriate backup materials related to the calculation.  With respect to any portion of any Property that is a separate tax parcel, and the applicable Tenant pays the Tax Expense with respect to such parcel directly to the taxing authority under the terms of its Lease, the Tax Expense for that parcel shall not be prorated between Buyer and Sellers at Closing as such Tenant(s) shall be responsible for paying the taxing authority for such Tax Expense as it becomes due pursuant to the terms of its Lease.

b)Notwithstanding the foregoing, any real estate tax refunds or rebates which apply to periods before the Closing Date shall remain the property of each respective Seller, and each Seller shall have the right to file and pursue any appeals attributable to such Seller’s period of ownership of the Applicable Property, with respect to Tax Expenses for the Properties. If any Seller is successful in any such tax appeal related to the calendar year in which the Closing occurs, Buyer and such Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing.  Sellers will also calculate and apply to Tenants’ accounts credits and charges where applicable. Sellers will provide copies of this calculation, along with copies of the billings to Buyer, along with any balance due to Buyer.  If Buyer is successful in any such tax appeal attributable to any Seller’s ownership period of the Applicable Property, Buyer and such Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at least three (3) business days prior to Closing.  Buyer will also calculate and apply to Tenants’ accounts credits and charges where applicable. Buyer will provide copies of this calculation, along with copies of the billings to Sellers, along with any balance due to any Seller.  All prorations hereunder shall be made within thirty (30) days after presentment of invoices or receipt of amounts applicable to this Subsection.

c)This Section 5.3 shall survive the Closing and not be merged therein.

5.4Costs to be Paid by Seller.  Sellers shall pay or be charged with the costs and expenses in connection with this transaction as described on Schedule 5.4, attached hereto and incorporated herein.

5.5Costs to be Paid by Buyer.  Buyer shall pay the costs and expenses in connection with this transaction as described on Schedule 5.5, attached hereto and incorporated herein.

5.6Security Deposits.  Attached hereto as Schedule 5.6 is a list of all security deposits held by Sellers under the Leases as of the Effective Date of this Agreement.  At Closing, all security deposits from the Tenants, to the extent paid by such Tenants to any Seller and not applied by any Seller prior to Closing (including, without limitation, application by a Seller against any accounts receivable from such Tenant that are due such Seller), shall be credited to Buyer as a credit against the Purchase Price and shall be retained by Sellers free and clear of any and all claims on the part of Tenants.  From and after Closing, Buyer shall be responsible for maintaining as security deposits and other deposits the aggregate amount so credited to Buyer in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Leases relevant thereto. This Section 5.6 shall survive the Closing and not be merged therein.

5.7Leasing Commissions; Tenant Improvement Allowances.

a)At (and subject to) Closing, to the extent there are any unpaid leasing commissions, tenant improvement allowances and landlord work required as a condition to any Tenant’s initial obligation to pay Rent (each a “Leasing Incentive” and collectively the “Leasing Incentives”) with respect to any Leases which existed prior to the Original Effective Date (each an “Existing Lease” and collectively, the “Existing Leases”), Buyer shall (i) receive a credit against the Purchase Price in the amount of any unpaid Leasing Incentives with respect to such Existing Leases as reflected on the updated Schedule 5.7 referenced below, and (ii) assume the obligation for the payment of unpaid Leasing Incentives with respect to Existing Leases as reflected on the updated Schedule 5.7.  In addition, Buyer shall be responsible for any and all Leasing Incentives in respect of any new lease or any renewal, extension or expansion of any Existing Lease entered into after the Original Effective Date, provided the same was approved or consented to by Buyer (or deemed approved or consented to by Buyer) in accordance with the Original Agreement or this Agreement. If and to the extent Buyer shall be responsible for any such Leasing Incentives in accordance with this Section 5.7, Buyer hereby expressly assumes the obligation to make such payments following the Closing Date, and Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Sellers as a result of Buyer’s failure to pay the aforementioned costs to the applicable broker or Tenant when they become due and payable. Schedule 5.7 attached hereto is list of all Leasing Incentives as of the Effective Date of this Agreement with respect to the Existing Leases.  Prior to Closing, Sellers shall deliver to Buyer an updated version of Schedule 5.7 to reflect any Leasing Incentives that were either paid or agreed to by Sellers in the ordinary course of business after the Effective Date of this Agreement. This Section 5.7 shall survive Closing and not be merged therein.

b)Notwithstanding anything contained in the Agreement to the contrary, the tenant improvement allowance shown on Schedule “5.7” for the tenant commonly known as Bob’s Discount Furniture (“Bob’s”) at the Peach Street Property (such allowance, the “Bob’s TI Allowance”) shall not be credited to Buyer at Closing, but in lieu thereof, Peach Street I Seller, the applicable Buyer and Bob’s shall enter into an escrow agreement for the Bob’s TI Allowance in substantially the form as required under the Bob’s Pending Lease (hereinafter defined) at the Peach Street Property (such escrow agreement, the “Bob’s Escrow Agreement”). The Bob’s Escrow Agreement shall be executed on the earlier of the date of (A) the execution of Bob’s Pending Lease, and (B) the Closing, and upon such execution the Peach Street I Seller shall deposit into escrow the amount of the Bob’s TI Allowance, which amount shall be held subject to the terms and conditions of the Bob’s Escrow Agreement. For the avoidance of doubt, in the event that Bob’s Pending Lease has not been executed prior to Closing, Bob’s Escrow Agreement shall describe Bob’s right to Bob’s TI Allowance subject to its execution of and performance under Bob’s Pending Lease as well as the applicable Buyer’s right to

Bob’s TI Allowance in the event Bob’s Pending Lease is not executed following Closing or as otherwise applicable pursuant to the terms of Bob’s Pending Lease.

c)Promptly after the Effective Date, Sellers shall deliver to Buyer a copy of the leasing commission agreement for the Mooyah's lease set forth on Schedule 5.7 (such commission agreement, the “Mooyah's Commission Agreement”). If the leasing commission for the Mooyah's lease set forth in the Mooyah's Commission Agreement is greater than the amount of such commission set forth on Schedule 5.7, then the parties to this Agreement shall promptly amend Schedule 5.7 to reflect the amount of the leasing commission set forth in the Mooyah's Commission Agreement.

5.8Net Worth. Sellers hereby agree to maintain collectively an aggregate net worth of at least Four Million and 00/100 Dollars ($4,000,000.00) from the Closing Date through the expiration of the Survival Period. This Section 5.8 shall survive the Closing and not be merged therein.

SECTION 6POSSESSION AND CLOSING.

6.1Closing.  The transaction contemplated herein shall be closed via an escrow established at the office of the Escrow Agent at such time and on such date as may be agreed upon by Buyer and Seller; provided, however, that the closing shall occur on or before 3:00 PM (Eastern Time) on October 1, 2021, subject to any extension rights expressly contained herein.  The time and date of such closing is referred to herein as the “Closing Date” or the “Closing”.

6.2Seller’s and Buyer’s Closing Deliveries.

a)To effect the Closing, each Seller, with respect to itself and the Applicable Property owned by such Seller, shall deliver to the Escrow Agent the following:

(i)	the Deed for the Applicable Property, or in the case of the Peach Street I Leasehold Property, Peach Street I Seller’s signed counterpart of the Ground Lease Assignment;
(ii)	signed counterparts of the Assignment of Leases for the Applicable Property;
(iii)	signed counterparts of the Solar Lease Assignments;
(iv)	signed counterparts of each Assignment of Interconnection Agreement;
(v)	a certificate and affidavit of non-foreign status of such Seller;
(vi)	a completed 1099-S request for taxpayer identification number and certification and acknowledgment for such Seller;
(vii)	the Title Affidavit for such Seller with respect to the Applicable Property;

(viii)

signed notices to all Tenants and other occupants of the Applicable Property, substantially in the form of Exhibit “E” attached hereto and made a part hereof (the “Tenant Notice Letters”), advising them of the sale of the Applicable Property and directing them where to send all future rent and notices;

(ix)

certificates or resolutions of such Seller authorizing the sale of the Applicable Property pursuant to this Agreement and the authority of the officer executing the closing documents on behalf of such Seller;

(x)

a Bill of Sale and General Assignment in favor of Buyer conveying such Seller’s interest, if any and without warranty, in and to the Personal Property, the Intellectual Property, the Warranties, and the Permits, as applicable to the Applicable Property, substantially in the form of Exhibit “F” attached hereto and made a part hereof (the “General Assignment”);

(xi)	a certificate updating such Seller’s representations and warranties set forth in Section 9.1 below, substantially in the form of Exhibit “I” attached hereto (the “Bring Down Certificate”);
(xii)

a letter to Buyer on such Seller’s letterhead directing Buyer where any amounts to be remitted to such Seller pursuant to the terms herein following the Closing, which letter shall include, without limitation, Sellers’ wiring instructions;

(xiii)	at least three (3) business days prior to Closing, a signed settlement statement with respect to the Closing; and
(xiv)

such applicable forms, affidavits, certificates, disclosure statements and closing documents (including, without limitation, any of the foregoing related to transfer taxes or the transfer of interests in real or personal property) as may be required by any governmental agency or authority in connection with the consummation of the transactions contemplated by this Agreement.

b)In addition, each Seller, with respect to itself and the Applicable Property owned by such Seller, shall deliver to Buyer on the Closing Date the following:

(i)	An updated rent roll dated as of the Closing Date; and
(ii)	An updated schedule of Arrears for the Leases affecting the Applicable Property, dated as of the Closing Date.

c)In addition, within three (3) business days following the Closing, each Seller, with respect to itself and the Applicable Property owned by such Seller, shall deliver to Buyer the following:

(i)

all keys, combinations and security codes for all locks and security devices for the Applicable Property in the possession and control of the Applicable Seller on the Closing Date and to the extent at the Applicable Property; and

(ii)

Originals of all Leases and any amendments, guarantees and other documents relating thereto, to the extent in such Seller’s possession and control on the Closing Date and to the extent at the Applicable Property;

(iii)	Any “as-built” plans and specifications for the Applicable Property, to the extent in the possession of the Applicable Seller on the Closing Date and to the extent at the Applicable Property; and
(iv)

All maintenance records, operating manuals, guarantees and warranties pertaining to the Applicable Property, to the extent in the possession and control of the Applicable Seller on the Closing Date and to the extent at the Applicable Property.

d)To effect the Closing, Buyer shall deliver to the Escrow Agent the following, with respect to each Shopping Center:

(i)	signed counterparts of the Ground Lease Assignment;
(ii)	signed counterparts of the Assignment of Leases, the Tenant Notice Letters and the General Assignment;
(iii)	signed counterparts of the Solar Lease Assignments and each Assignment of Interconnection Agreement;
(iv)	at least three (3) business days prior to Closing, a signed settlement statement with respect to the Closing;
(v)	such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein;
(vi)

a letter to Seller on Buyer’s letterhead directing Seller where any amounts delivered by the Tenants to Seller following the Closing that relate to Buyer’s period of ownership should be delivered, which letter shall include, without limitation, Buyer’s wiring instructions; and

(vii)

such applicable forms, affidavits, certificates, disclosure statements and closing documents (including, without limitation, any of the foregoing related to transfer taxes or the transfer of interests in real or personal property) as may be required by any governmental agency or authority in connection with the consummation of the transactions contemplated by this Agreement.

a)Unless otherwise provided herein, all documents and funds necessary for Closing shall be deposited in escrow as of 1:00 PM Eastern Time on the Closing Date. At Closing, the Escrow Agent shall:

(i)	deliver the Deeds to Buyer by filing each Deed for a particular Property for record in the public records for the jurisdiction in which such Property is located;
(ii)	deliver the Ground Lease Assignment to Buyer by filing the Ground Lease Assignment for record in the public records for the jurisdiction in which the Peach Street I Leasehold Property is located;
(iii)

pay to Sellers the Purchase Price (including the Earnest Deposit) less any credits to which Buyer is entitled, charge Seller and Buyer for the closing costs as set forth in Section 5 above, all in accordance with the mutually agreed upon settlement statement;

(iv)	cause the Title Company to issue the Title Policies; and

b)Each Seller shall deliver exclusive possession of the Properties to Buyer at the Closing, except for the rights of any parties under the Permitted Exceptions.

c)Within three (3) days following the Closing Date, Buyer or Escrow Agent, at Buyer’s option, cost and expense, shall assemble fully executed versions of the Tenant Notice Letters and deliver them to the Tenants pursuant to the Leases and Temporary Occupancy and Ancillary Agreements.  Copies of the fully executed Tenant Notice Letters, together with evidence of their delivery, shall be provided to Buyer and each Applicable Seller promptly following delivery to the Tenants.  The provisions of this Section 6.2(g) shall survive Closing.

6.3Estoppels.

a)In accordance with the further terms and conditions of this Section 6.3, Sellers shall use their respective commercially reasonable efforts to provide Conforming Estoppels from the Tenants.  Notwithstanding the foregoing, at a minimum Sellers shall deliver to Buyer at or prior to Closing a Conforming Estoppel (as hereinafter defined) from: (i) all Tenants that are open and occupying more than 10,000 square feet of space, which as of the Original Effective Date are those Tenants listed on Schedule 6.3 attached hereto and incorporated herein (each a “Major Tenant”); (ii) intentionally omitted; and (iii) such additional Tenants (other than the Major Tenants) under the Leases with an original term of more than twelve (12) months (such additional tenants, the “Non-Major Tenants”) so that the Conforming Estoppels obtained from the Non-Major Tenants and the Major Tenants collectively cover in the aggregate not less than ninety percent (90%) of the overall total open and occupied gross leasable area of each Property that are subject to Leases with an original term of more than twelve (12) months.  The Conforming Estoppels required to be delivered pursuant to subparts (i), (ii) and (iii) in the preceding sentence and that are a condition to Closing as more particularly set forth herein are defined collectively as the “Required Estoppels”.  For the avoidance of doubt, there is no requirement or obligation for Sellers to obtain estoppels from the tenants or occupants under the Temporary Occupancy and Ancillary Agreements, including, without limitation, the Solar Leases.

b)Each Required Estoppel shall: (i) be substantially in the form of Exhibit “G” attached hereto and made a part hereof unless a Tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit “G”), then Buyer shall accept any estoppel certificate and any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such Tenant's lease; (ii) show no material adverse matters (which for purposes hereof shall mean only and specifically the following: any material default by a Seller, as landlord under the Lease, or any material facts that contradict any of the express representations or warranties of Sellers set forth in this Agreement in any material and adverse respect, or any material facts that contradict any of the material facts or statements set forth in the Lease in any material and adverse respect, any such matters contained in this parenthetical being “Adverse Matters”), and (iii) be executed by the applicable Tenant, dated not earlier than the Original Effective Date (a tenant estoppel certificate meeting the requirements contained in this sentence shall be a “Conforming Estoppel”).  Buyer hereby agrees that any estoppel certificate that is executed by DocuSign or any other electronic signature shall be a Conforming Estoppel as long it otherwise complies with the requirements of this Section 6.3(b). Further, Buyer acknowledges and agrees that: (A) tenants may reserve the right to assert certain claims, defaults, violations or defenses arising out of the COVID-19 pandemic (the “COVID-19 Claims”) in such tenant’s Tenant Estoppel; (B) any COVID-19 Claims shall not constitute grounds for Buyer to object to such Tenant Estoppel; and (C) the existence of any COVID-19 Claims will not constitute a breach by Sellers under this Agreement, will not result in a reduction or other modification of Buyer’s obligations under this Agreement, and will not otherwise be grounds for Buyer to terminate or delay the Closing under this Agreement.

c)Buyer shall, within two (2) business days after Buyer's receipt of any executed Tenant Estoppels from Sellers, respond to Sellers in writing with any specific comments or concerns that Buyer has with respect to such Tenant Estoppels as a result of Buyer's review of such Tenant Estoppels and the applicable Lease for such tenant.  If Buyer fails to respond to Sellers within such two (2) business day period, the Tenant Estoppels delivered by Sellers shall be deemed accepted by Buyer.

d)Any Tenant Estoppel that is deemed delivered in accordance with the terms of the applicable tenant's Lease shall satisfy the delivery requirement for such tenant under this Agreement.  Notwithstanding anything herein contained to the contrary, in the event Seller has not obtained the Conforming Estoppel(s) from any Non-Major Tenant(s) after making commercially reasonable efforts to obtain same, such Seller shall have the option, but not the obligation, to deliver Seller estoppel certificates (“Seller Estoppels”) at or prior to Closing for any such Non-Major Tenants, which Seller Estoppels shall be substantially in the form of Exhibit “G-2”; provided, however, under no circumstances shall delivery of Seller Estoppels be permitted with respect to the Major Tenants.  A Seller Estoppel (if given) shall be an acceptable substitute for the respective Conforming Estoppel not yet received and shall count toward the delivery requirement with respect to the Required Estoppels; provided, however, in no event shall Buyer be required to accept Seller Estoppels in excess of ten percent (10%) of the gross leased area at any Shopping Center. The statements made by any Seller in any Seller Estoppel shall be deemed to be representations and warranties of such Seller contained in this Agreement to the same extent, and with the same effect, as if such representations and warranties were set forth in Section 9.1 of this Agreement and shall be subject to the terms and provisions of Section 9.1 of this Agreement, including, without limitation, the Cap (as hereinafter defined) and the Survival Period, but expressly excluding the Floor (as hereinafter defined). Notwithstanding anything contained herein to the contrary, each Seller Estoppel shall be released on the earlier to occur of (x) the date upon which Tenant executes its own Conforming Estoppel and delivers the same to Buyer, and (y) the expiration of the Survival Period.

e)In the event Sellers have been unable to obtain the Required Estoppels at or prior to Closing, Sellers shall have the right, upon written notice to the Buyer, to extend the Closing Date by up to ten (10) days in order to allow Sellers additional time to obtain all Required Estoppels. Sellers shall have no obligation to update any Conforming Estoppels described in this Section 6.3 at or prior to Closing.  Notwithstanding anything contained herein to the contrary, if Buyer has not received the Required Estoppels in accordance with the terms of this Section 6.3 at or before the scheduled Closing (as may be extended), Sellers shall not be deemed in default of this Agreement, but rather a failure of a condition to Closing shall have occurred, and the terms of Section 11 of this Agreement shall control.

f)Additionally, Sellers agree to request Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) in a commercially reasonable form as may be provided by Buyer or Buyer’s lender, from such Tenants under the Leases as may be requested by Buyer’s lender; provided, however, nothing contained in this Agreement shall obligate Sellers to obtain, negotiate or otherwise complete any SNDAs on behalf of Buyer or Buyer’s lender, and delivery of any SNDAs shall not be a condition to Buyer’s obligation to close on the purchase of the Property pursuant to the terms of this Agreement.  Buyer shall deliver the identity of its lender to Sellers, together with the fully completed SNDA forms as to such tenants where Buyer’s lender is requesting an SNDA, by no later than the expiration of the Due Diligence Period.

g)Sellers agree to request and exert commercially reasonable, good faith and diligent efforts to obtain a REA estoppel (each a “REA Estoppel”) from such parties as reasonably requested by Buyer in its Title Objections. Sellers shall request the REA Estoppels within two (2) business days after expiration of the Due Diligence Period and deliver evidence of such requests to Buyer; provided, however, nothing contained in this Agreement shall obligate Sellers to obtain, negotiate or otherwise complete an REA Estoppel on behalf of Buyer, and delivery of any REA Estoppel shall not be a condition to Buyer’s obligation to close on the purchase of the Properties pursuant to the terms of this Agreement. After making such request, Sellers shall cooperate, at no cost to Sellers, with Buyer and facilitate Buyer’s efforts to negotiate and obtain each REA Estoppel. For purposes of this Section 6.3(g), Sellers shall be deemed to have exerted commercially reasonable efforts by initially delivering a REA Estoppel on behalf of Buyer and sending up to two (2) written follow-up requests by e-mail thereafter on behalf of Buyer to such REA Estoppel party.

h)Peach Street I Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the Ground Lessor under the Ground Lease in substantially the form attached hereto as Exhibit “M” showing no material default by the Peach Street I Seller, as ground lessee under the Lease, or any facts that contradict any of the express representations or warranties of Peach Street I Seller set forth in this Agreement in any material and adverse respect, or any facts that contradict any of the facts or statements set forth in the Ground Lease in any material and adverse respect (the “Ground Lease Estoppel”); provided, however, if the Peach Street I Seller is unable to obtain the Ground Lease Estoppel, after having exerted commercially reasonably efforts, then Peach Street I Seller’s failure to obtain the Ground Lease Estoppel shall not be deemed to be a default by Sellers under this Agreement and shall not be deemed to be a failure of a condition to Closing.

i)The Wrangleboro Seller shall use commercially reasonable efforts to provide estoppel certificates from SunEdison showing no material default by Wrangleboro Seller, under each Solar Lease, or any facts that contradict any of the express representations or warranties of the Wrangleboro Seller set forth in this Agreement in any material and adverse respect, or any facts that contradict any of the facts or statements set forth in the applicable Solar Lease in any material and adverse respect.  Wrangleboro Seller’s ability to obtain such estoppels shall not be a condition precedent to Buyer’s obligation to close the transactions contemplated by this Agreement and in no event shall Wrangleboro Seller’s failure to obtain any such estoppel certificate be deemed to be a default by Sellers under this Agreement or a failure of a condition to Closing under this Agreement.

6.4Covenants of Sellers Pending Closing.

a)From and after the Original Effective Date through the Closing Date, Sellers shall not, except as set forth as Schedule 6.4 attached hereto: (i) modify, cancel, extend or otherwise change in any manner the terms and provisions of the Leases (but the foregoing shall not prevent a Seller, as landlord, from accepting any notice of extension, cancellation or other action received from a Tenant pursuant to a right set forth in its Lease); (ii) enter into any contracts for services or otherwise that may be binding upon any of the Properties following Closing or upon Buyer; (iii) grant any easements on any of the Properties; or (iv) enter into any new leases of space in any of the Properties; in each instance without the express prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer agrees to deliver to the Applicable Seller such consent or refusal of consent, in writing (and in the event Buyer refuses consent, Buyer shall include with such written refusal, with reasonable specificity, Buyer’s reasons for refusing consent), within three (3) business days after receipt of a written request from the Applicable Seller seeking any such consent.  In the event Buyer fails to deliver to the Applicable Seller such consent or refusal of consent (including Buyer’s reasons therefor), in writing, within three (3) business days after receipt of a written request from the Applicable Seller, Buyer shall be deemed to have consented, in all respects, to any and all matters set forth in the written request from such Seller.

b)From the Original Effective Date through the Closing Date, each Seller shall continue to operate the Property in substantially the same manner as such Seller has prior to the Original Effective Date including, without limitation, maintaining the current insurance policies on each Property (or replace such insurance policies with reasonably comparable policies).

c)From the Original Effective Date through the Closing Date, each Seller shall promptly deliver to Buyer a copy of any material written notice issued or received by any Seller under the Ground Lease, Leases, Solar Leases, Cable Agreements, or Temporary Occupancy and Ancillary Agreements; provided, however, that Great Northern Seller shall not be required to provide such delivery for the Contracts for Unit 2.

d)Prior to the Closing Date: (i) Wrangleboro Seller shall use commercially reasonable efforts to have the Wrangleboro Property released from any bonds provided by Wrangleboro Seller (or by any of its affiliates or manager) to a governmental entity (“RVI Bonds”), and (ii) Buyer shall use commercially reasonable efforts to have new replacement bond(s) (“Replacement Bonds”) provided to and accepted by such governmental entity prior to or within thirty (30) days following the Closing Date.  As of Closing, Buyer shall become solely responsible for, and shall indemnify, defend and hold Wrangleboro Seller (and its affiliates or manager) harmless from and against, any and all costs, expenses, obligations and liabilities in connection with services to the Wrangleboro Property (including but not limited to any drawings on or claims against the RVI Bonds), but only to the extent such obligations and liabilities relate to services provided during the period of time from and after the Closing Date.

e)Prior to the Closing Date, Wrangleboro Seller shall use commercially reasonable efforts to ensure that the detention pond repairs at the Wrangleboro Property as described in the Detention Pond Contract (hereinafter defined) (such work, the “Detention Pond Repairs”) are completed.  In the event the Detention Pond Repairs are not complete on or prior to the Closing Date, then Wrangleboro Seller shall use commercially reasonable efforts to cause the completion of the Detention Pond Repairs as soon as reasonably possible following the Closing Date (the “Detention Pond Repairs Period”) and upon completion of the Detention Pond Repairs Wrangleboro Seller shall provide Buyer with photos of such Detention Pond Repairs and evidence of payment for such Detention Pond Repairs along with lien waivers, as more particularly provided in Section 6.4(f) hereof. During the Detention Pond Repairs Period, Seller and Seller’s agents and contractors shall have the right to enter the Wrangleboro Property for purposes of undertaking the Detention Pond Repairs but shall provide reasonable prior notice to Buyer of said parties’ intent to access the Wrangleboro Property. This Section 6.4(e) shall survive Closing.

f)Sellers and Buyer acknowledge that, as of the Effective Date of this Agreement, the Detention Pond Repairs have not yet commenced and likely will not be completed prior to Closing.  At Closing, the parties agree to enter into a holdback escrow agreement (“Wrangleboro Detention Pond Holdback Escrow Agreement”), in the form attached hereto as Exhibit “N” and incorporated herein. At Closing, Wrangleboro Seller shall deposit into the escrow established by the Wrangleboro Detention Pond Holdback Escrow Agreement an amount (the “Detention Pond Escrow Amount”) to be determined at Closing as set forth in this Section. The parties acknowledge that (i) the Agreement PA 147767 by and between SITE Centers Corp. and Krisanna Construction, Inc. dated August 17, 2021 and (ii) the Agreement PA 147772 by and between SITE Centers Corp. and Langan Engineering & Environmental Services, Inc. dated August 17, 2021 (collectively, the “Detention Pond Contract”) have been executed as of the Effective Date.  At Closing, the Detention Pond Escrow Amount shall be an amount equal to one hundred ten percent (110%) of the maximum total cost of the Detention Pond Contract, which amount shall be increased by any applicable increase in the total cost of the Detention Pond Contract resulting from a change in the recommended or required Detention Pond Repairs under the Detention Pond Contract expressly approved and consented to by Wrangleboro Seller (which approval and consent shall not be unreasonably withheld, conditioned or delayed), and Wrangleboro Seller shall deposit or cause to be deposited such additional funds into escrow within five (5) business days of its knowledge of such increase. If Wrangleboro Seller receives written notice of a recommended or required change in the scope of work of the Detention Pond Contract, Wrangleboro Seller shall deliver a copy of such notice to Wrangleboro Buyer within three (3) business days after Wrangleboro Seller receives such notice. Notwithstanding any of the foregoing, the Detention Pond Escrow Amount shall be reduced dollar for dollar by the amount of any progress payments made and evidenced by Wrangleboro Seller pursuant to the Detention Pond Contract prior to Closing.  The Detention Pond Escrow Amount shall be held and released in accordance with the terms and conditions of the Wrangleboro Detention Pond Holdback Escrow Agreement; provided however, such escrow amount shall not operate to limit Wrangleboro Seller’s obligations to (i) make payments to the contractor pursuant to the Detention Pond Contract for the scope of work identified in the Detention Pond Contract, and (ii) deposit additional funds into escrow pursuant to this Section.

g)As of the Effective Date, the Seabrook Seller hereby represents and warrants that it previously submitted or caused to be submitted that certain Groundwater Management Permit Renewal Application relating to the Seabrook Property dated September 18, 2020 (the “GMP Renewal Application”) to the New Hampshire Department of Environmental Services (“NH DES”) and, to the Seabrook Seller’s knowledge, no further reports, information, submittals or other actions are required from the Seabrook Seller in order for NH DES to issue the permit described in the GMP Renewal Application (the “GMP Permit”). If Seabrook Seller has not received the GMP Permit prior to Closing, then following Closing until the expiration of the Survival Period, Seabrook Seller shall use commercially reasonable efforts to cause the GMP Permit to be issued and shall cooperate with Buyers as necessary to properly assign the GMP Permit to the applicable Buyer. This Section 6.4(g) shall survive the Closing and not be merged therein.

h)In the event the leases (the “Pending Leases”) with the tenants commonly known as America’s Best Contacts (“America’s Best”) at the Great Northern Property, Mooyah Burgers (“Mooyah”) at the Great Northern Property, and Bob’s at the Peach Street Property are not fully executed prior to Closing, then the parties agree that the applicable Buyers and the applicable Sellers shall enter into a holdback escrow agreement (“Pending Leases Holdback Escrow Agreement”), in the form attached hereto as Exhibit “O” and incorporated herein.

i)With respect to each Pending Lease that is not executed by Closing due in no part to material delays caused by Buyers (each such Pending Lease, a “Post-Closing Pending Lease”), the amount of the escrow for the Pending Leases Holdback Escrow Agreement applicable to such Post-Closing Pending Lease shall be the amount corresponding to such Post-Closing Pending Lease set forth on Schedule “6.4(i)” attached hereto and incorporated herein (each of the foregoing escrow amounts, respectively, that is applicable to a particular Post-Closing Pending Lease is hereinafter referred to as the “Applicable Escrow Amount” for such Post-Closing Pending Lease). For the avoidance of doubt, if a particular Pending Lease is executed by Closing, or if a particular Pending Lease is not executed by Closing solely due to a material delay in execution caused by Buyers, then in either case, the Applicable Escrow Amount applicable to such Pending Lease shall not be deposited in escrow and such Pending Lease shall not be included in the Pending Leases Holdback Escrow Agreement.

j)Buyers acknowledge and agree that, notwithstanding anything contained in the Agreement to the contrary, (i) Buyers shall have no right (before or after Closing) to object to the America's Best Pending Lease if the America’s Best Pending Lease is in substantially the form provided to Buyers on August 14, 2021 with the document name of “Lease AB Olmsted DDR (NVI 8.11.21), (ii) Buyers shall have no right (before or after Closing) to object to the Mooyah Pending Lease if the Mooyah Pending Lease is in substantially the form provided to Buyers on August 14, 2021 with the document name of “Revised Lease V2 (Blackline) – Mooyah Burgers – Great Northern Plaza (North) – N. Olmsted OH (7.15.21)”, and (iii) Buyers shall have no right (before or after Closing) to object to the Bob's Pending Lease if the Bob’s Pending Lease is in substantially the form provided to Buyers on August 14, 2021 with the document name of “BDF Erie PA Lease v2 SITE (marked)” (such Pending Leases in such respective forms, are referred to herein as the “Buyer Approved Pending Leases”, and each, individually, is referred to herein as a “Buyer Approved Pending Lease” ).  Notwithstanding the foregoing, the parties hereby agree that the final forms of the Buyer Approved Pending Leases shall in each case include necessary terms and exhibits so as to adequately ensure such leases do not violate the rights of any other Tenants at the Applicable Shopping Center or the terms and conditions of any documents of record affecting the Applicable Shopping Center.

k)With respect to each Post-Closing Pending Lease, the Applicable Seller shall have the sole and exclusive right to continue negotiating such Post-Closing Pending Lease, as an agent for the applicable Buyer, for a period not to exceed one hundred eighty (180) days after Closing (such period, the “Post-Closing Lease Period”). During the Post-Closing Lease Period, Buyers shall not solicit or initiate any communications with any tenant under any Post-Closing Pending Lease regarding matters affecting the Applicable Properties and shall not take or permit any direct action that would materially interfere with or delay the execution of a Post-Closing Pending Lease in an Acceptable Form (hereinafter defined) prior to the expiration of the Post-Closing Lease Period.  If the prospective tenant of a Post-Closing Pending Lease executes such Post-Closing Pending Lease prior to the expiration of the Post-Closing Lease Period and such executed Post-Closing Pending Lease is in an Acceptable Form (hereinafter defined), then (i) the Applicable Seller shall be entitled to receive the Applicable Escrow Amount, (ii) the Applicable Seller shall deliver written notice thereof to the applicable Buyer and to the escrow agent under the Pending Leases Holdback Escrow Agreement, and (iii) following delivery of such notice, the escrow agent under the Pending Leases Holdback Escrow Agreement shall release the Applicable Escrow Amount to the Applicable Seller pursuant to the terms of the Pending Leases Holdback Escrow Agreement; provided, however, the foregoing shall be subject to the operation of Section 6.4(n) of this Agreement.

l)A Post-Closing Pending Lease shall be deemed to be in “Acceptable Form” if it complies with either one of the following requirements: (i) such Post-Closing Pending Lease is substantially in the form of the applicable Buyer Approved Pending Lease, or (ii) such Post-Closing Pending Lease has been approved (or deemed approved) by the applicable Buyer as provided herein.

m)If a Seller desires to have a tenant execute a Post-Closing Pending Lease in a form that is not in substantially the same form of the applicable Buyer Approved Pending Lease (a “Modified Lease”), then the applicable Buyer shall have the right to approve such Modified Lease, which approval shall not be unreasonably withheld, conditioned or delayed. The applicable Buyer shall deliver to the Applicable Seller such Buyer’s approval or disapproval of the Modified Lease in writing (and in the event of disapproval, such Buyer shall include with such written disapproval, with reasonable specificity, such Buyer’s reasons for disapproval), within three (3) business days after receipt of a written request from the Applicable Seller seeking such approval. In the event the applicable Buyer fails to deliver to the Applicable Seller such approval or disapproval (including Buyer’s reasons for any disapproval), in writing, within three (3) business days after receipt of a written request from the Applicable Seller, Buyer shall be deemed to have consented, in all respects, to the Modified Lease and such Modified Lease shall be deemed to be in Acceptable Form.

n)Notwithstanding the foregoing, if a Post-Closing Pending Lease has been executed by the applicable Pending Lease tenant in Acceptable Form and the date of such execution (“Pending Lease Execution Date”) occurs after the date that is ninety (90) days after Closing (“Interim Deadline”), but on or before the expiration of the Post-Closing Lease Period, then a portion of the Applicable Escrow Amount to be released to the Applicable Seller following such execution shall be reduced by an amount equal to the number of days between the Interim Deadline and the Pending Lease Execution Date multiplied by a per diem amount that represents the per diem initial base rent and additional rent owed under the applicable Post-Closing Pending Lease (such amount, the “Buyer’s Portion”). In such event, the Buyer’s Portion shall be released to the applicable Buyer concurrently with the release of the remaining portion of the Applicable Escrow Amount to the Applicable Seller. The per diem amount to be used in the foregoing calculation shall be adjusted to omit any initial rent abatement period or reduced base rent period described in the applicable Post-Closing Pending Lease.

SECTION 7CONDITION OF PROPERTY.

7.1“As-Is” Condition.  BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTIES AND THE PHYSICAL CONDITION OF THE PROPERTIES TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTY.  BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT or IN THE DEEDS, GROUND LEASE ASSIGNMENT, ASSIGNMENTS OF LEASES, GENERAL ASSIGNMENTS, BRING DOWN CERTIFICATES AND ANY SELLER ESTOPPELS, respectively, executed by ANY Seller AND DELIVERED TO BUYER AT Closing (SUCH DOCUMENTS, COLLECTIVELY, THE "CLOSING DOCUMENTS"), BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTIES BY BUYER AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY ANY SELLER, OR ANY PARTNER OF ANY SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER WITH RESPECT TO THE PROPERTIES, THE CONDITION OF THE PROPERTIES OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTIES ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT SELLERS HAVE MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTIES EXCEPT AS EXPRESSLY DESCRIBED HEREIN.

AS USED IN THE PRIOR PARAGRAPH, THE TERM “CONDITION OF THE PROPERTIES” MEANS THE FOLLOWING MATTERS: (I) THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTIES; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF

OR WITH RESPECT TO THE PROPERTIES; THE LOCATION OF THE PROPERTIES IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA; THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY IMPROVEMENTS; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTIES AND THE IMPROVEMENTS LOCATED THEREON; AND (II) THE COMPLIANCE OR NON-COMPLIANCE OF ANY SELLER OR THE OPERATION OF THE PROPERTIES OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF: (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTIES THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE PROPERTIES UNDER ANY APPLICABLE LEGAL REQUIREMENTS; AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE PROPERTIES.

Buyer’s Initials:  /s/Andy Chien

Except as specifically set forth in this Agreement or any Closing Documents, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent any Seller) directly or indirectly, verbally or in writing, and Sellers are not and shall not be liable or bound by any such statement and/or information.

Except as specifically set forth in this Agreement or any Closing Documents,  Sellers specifically disclaim any representation, warranty or guaranty with respect to the Properties, express or implied, including, but not limited to, any representation or warranty as to the Properties’ condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to the Properties.

7.2Release of Claims Under Environmental Laws.  Buyer, on behalf of itself and all future owners and occupants of the Properties, hereby waives and releases Sellers from any claims arising out of the environmental condition of the Properties and all claims under any applicable federal, state or local environmental laws (“Environmental Laws”).  For purposes of this Agreement, the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances.  The foregoing waiver and release shall survive Closing and delivery of the Deeds and Ground Lease Assignment.

SECTION 8DUE DILIGENCE.

8.1Seller’s Due Diligence Materials. Within two (2) business days after the Original Effective Date, Sellers either made available (either at a physical location or via electronic data room) or delivered to Buyer, as and if available, a copy of the information set forth on Schedule 8.1 to facilitate Buyer’s due diligence review of the Property (the “Due Diligence Material”), which material shall include all service or maintenance contracts or management agreements to which Sellers or its affiliates are a party relating to or affecting the Properties (the “Service Contracts”). Sellers, however, shall have no liability with regard to such Due Diligence Material or the information contained therein and shall not be required to update the Due Diligence Material or provide any such Due Diligence Material that is not in Sellers’ custody or control. Further, Sellers make no representation or warranty regarding the accuracy of the information contained in the Due Diligence Material and Sellers shall have no obligation or liability with respect to any of the Due Diligence Material.  Any costs associated with the Due Diligence Material beyond the first copy provided to Buyer incurred following a Buyer request will be at Buyer’s expense.  Buyer acknowledges and agrees that all materials, data and information delivered by Sellers to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.

8.2Inspections; Review of Commitment and Survey.

a)The Original Agreement provided that, during the period commencing on the Original Effective Date and expiring at 5:00 PM (Eastern Time) on August 19, 2021 (the “Due Diligence Period”), Sellers shall permit Buyer and Buyer’s representatives to enter the Properties at any time for the purpose of conducting inspections and investigations reasonably required by Buyer in order to determine the suitability of the Properties for Buyer’s purposes (collectively, the “Inspections”). Buyer’s Inspections may include, but are not limited to, any or all of the following: a review of the Leases, structural and engineering inspections, and a Phase I environmental site assessment of each Property. During the Due Diligence Period, pursuant to Section 3.2 herein, Buyer shall also review the status of title to the Properties as set forth in the respective Commitments and all matters relating to the Surveys.  Buyer shall promptly repair any damage to the Properties attributable to the conduct of the Inspections, and shall promptly return the Properties to substantially the same condition as existed prior to the conduct thereof.  No Inspections shall be conducted without Sellers’ approval as to the time and manner thereof, which approval shall not be unreasonably withheld, conditioned or delayed.  At Sellers’ request, any such Inspection shall be performed in the presence of a representative of Sellers.  Notwithstanding the foregoing or anything set forth herein to the contrary, Buyer shall not be permitted to perform any Phase II environmental assessments or any other tests if they require a physical alteration of a Property or any drilling, cutting, scraping or other invasive action without, in each case, first providing Sellers with written notice thereof describing the nature and scope thereof, and without Sellers’ express written consent thereto, which consent may be granted or denied in Seller’s sole and absolute discretion. Buyer’s Inspections shall be subject to any limitation under the Leases and Buyer’s shall use commercially reasonably efforts to ensure that its Inspections shall be performed in a manner which does not materially interfere with the use, operation, or enjoyment of the Properties, including, but not limited to, the rights of any Tenant on the Properties.

b)Notwithstanding anything to the contrary set forth in this Agreement, Sellers and Buyer agree that the Due Diligence Period has expired as of the Effective Date of this Agreement.  By its execution of this Agreement and receipt of Sellers executed counterpart, Buyer hereby: (i) waives (A) the contingency originally set forth in Section 3.2(b) of the Original Agreement; (B) the contingency originally set forth in Section 8.2(b) of the Original Agreement; and (C) all claims relating to the untruth, inaccuracy or breach of any warranty or representation of Sellers and arising out of or in connection with any Buyer Knowledge Matters (hereinafter defined); and (ii) elects to proceed with the purchase of the Properties in accordance with and subject to the terms of this Agreement.

c)Buyer hereby agrees to indemnify, defend and hold harmless Sellers from and against any losses, liabilities, damages, costs or expenses (collectively “Losses”) incurred by Sellers as a result of Buyer’s exercise of the right of inspection granted under the Original Agreement and/or this Section except to the extent any Losses arise from or are related to (i) the gross negligence or intentional acts or willful misconduct of any Seller or Sellers’ directors, officers, employees, affiliates, partners, brokers, agents, investors, or other representatives, or (ii) the mere discovery by Buyer or Buyer’s agents and representatives of any pre-existing items or conditions at the Property which is not exacerbated by Buyer or Buyer’s agents and representatives.  Buyer acknowledges and agrees that any such Inspections conducted by Buyer or Buyer’s agents and representatives shall be (and were) solely at the risk of Buyer.  Buyer shall carry commercial general liability insurance covering all activities conducted by Buyer, its agents, contractors and engineers on the Properties.  Such insurance shall have limits of not less than One Million Dollars ($1,000,000.00) for personal injury to or death of any one person, Two Million Dollars ($2,000,000.00) for personal injury to or death of any number of persons in any one accident and One Million Dollars ($1,000,000.00) for property damage, and shall name Sellers as additional insureds.  Prior to any entry onto the Properties by Buyer or its agents or representatives, and as a condition to Buyer’s right to enter onto the Properties, Buyer shall provide proof of such insurance to Sellers. All of the obligations of Buyer under this Section shall survive Closing or the termination of this Agreement.

8.3Confidentiality.  Buyer agrees that it shall treat all Due Diligence Material, Inspections and reports and work product resulting from such Inspections as confidential materials and shall not disclose any portion thereof except: (i) to the extent necessary in connection with its evaluation of the Properties; (ii) to the extent required by law; (iii) to Buyer’s Permitted Financing Sources (as defined in the First Amendment to Confidentiality Agreement dated May 25, 2021 between Retail Value Inc. and B33 RE Partners Investments II LLC, as may be further amended); or (iv) with the express written consent of Sellers.  If this Agreement terminates in accordance with the terms hereof, Buyer shall promptly return to Sellers or destroy all Due Diligence Material it received and shall not retain any copies of the Due Diligence Material.  Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor Buyer’s agents shall contact any governmental authority regarding Buyer’s discovery of any Hazardous Substances (as hereinafter defined) on, or any environmental conditions at, any  Property without Sellers’ prior written consent thereto. In addition, if Sellers’ consent is obtained by Buyer, Sellers shall be entitled to receive at least five (5) business days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative. For the purposes of this Agreement, the term “Hazardous Substances” shall have the same definition as is set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq. (the “Superfund Act”); provided, however, that the definition of the term “Hazardous Substances” shall also include (if not included within the definition contained in the Superfund Act) petroleum and related byproducts, hydrocarbons, radon, asbestos, urea formaldehyde and polychlorinated biphenyl compounds.  Buyer agrees that Sellers may seek injunctive relief to prevent or limit an unauthorized disclosure of the Due Diligence Material and Inspections and reports and work product resulting from such Inspections and also may pursue any other remedies available under law or equity as a result of a breach or anticipated breach of this Section.  All of the obligations of Buyer under this Section shall survive the termination of this Agreement.

SECTION 9REPRESENTATIONS AND WARRANTIES.

9.1By Seller.  Each Seller, only with respect to itself and the Applicable Property owned by such Seller, represents and warrants to Buyer as of the Original Effective Date that, except as disclosed on Schedule 9.1, attached hereto and incorporated herein:

a)Such Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

b)Such Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement.  All action necessary to authorize the execution, delivery and performance of this Agreement by such Seller has been taken, and such action has not been rescinded or modified. Upon the execution of this Agreement, this Agreement will be legally binding upon such Seller.  The person signing this Agreement on behalf of such Seller has been duly authorized to sign and deliver this Agreement on behalf of such Seller.

c)To the actual knowledge of such Seller, the execution and delivery of this Agreement and performance by such Seller will not conflict with or result in a violation of, or breach of, or constitute a default under, any law or administrative regulation or any of the terms, conditions or provisions of any judgment, decree, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party and which affects the Applicable Property.

d)Such Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

e)To the actual knowledge of such Seller and except as may be covered by such Seller’s insurance policy, such Seller has not received written notice of any legal actions, suits or similar proceedings pending and served against the Applicable Property, nor, to the actual knowledge of such Seller, has any legal action, suit or similar proceeding been threatened in writing against the Applicable Property, within the twelve (12) month period prior to the Original Effective Date, which in any case, has not been cured, dismissed, settled or otherwise resolved.

f)To the actual knowledge of such Seller, within the twenty four (24) month period prior to the Original Effective Date, such Seller has not received written notice of any pending actions, nor to such Seller’s actual knowledge are there any threatened actions in writing, by any governmental authority having the power of condemnation or eminent domain which might result in all or any material portion of the Applicable Property or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof, which in any case, has not been cured, dismissed, settled or otherwise resolved.

g)To the actual knowledge of such Seller, within the twenty four (24) month period prior to the Original Effective Date, such Seller has received no written notice from any governmental authority alleging that the Applicable Property is in material violation of applicable laws, ordinances or regulations which has not been cured, dismissed, settled or otherwise resolved.

h)Except as may otherwise be shown on any Commitment or Survey with respect to the Applicable Property, to the actual knowledge of such Seller, the Leases, Cable Agreement and Temporary Occupancy and Ancillary Agreements set forth on Exhibit “C” attached hereto constitute the only leases, licenses or other agreements to which such Seller is a party for the use or occupancy of space within the Improvements on the Applicable Property as of the Original Effective Date.

i)To the actual knowledge of such Seller, and except as disclosed in any environmental assessment or other environmental report or documentation included as part of the Due Diligence Material, such Seller has not placed any Hazardous Materials at, on, in, or under the Applicable Property in violation of any Environmental Laws, and to the actual knowledge of such Seller, within the twenty four (24) month period prior to the Original Effective Date and except as disclosed in any environmental assessment or other environmental report or documentation included as part of the Due Diligence Material, such Seller has received no written notice that the Applicable Property is in material violation of any Environmental Laws which has not been cured, dismissed, settled or otherwise resolved.

j)To the actual knowledge of such Seller, such Seller has not executed or entered into any other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Applicable Property other than this Agreement, the Leases and the Permitted Exceptions which remain binding upon such Seller or the Applicable Property.

k)Except as provided on Schedule 5.7, to the actual knowledge of Seller, as of the Orignal Effective Date, no Leasing Incentives are payable in connection with the Leases.

l)To the actual knowledge of such Seller, within the twenty four (24) month period prior to the Original Effective Date, such Seller has not received written notice of any condemnation or eminent domain affecting the Applicable Property which is now pending or threatened against the Applicable Property.

m)Except as expressly provided in the Leases or disclosed in a Commitment, to the actual knowledge of such Seller, there are no outstanding options, rights of first refusal, rights of first offer, conditional sales agreements or other similar agreements or arrangements, granting a right to purchase the Applicable Property.

n)There are no employment agreements to which Seller is a party which will be binding on Buyer after the Closing.

At Closing, each Seller may update any of the representations or warranties of such Seller in Section 9.1 that is inaccurate or incomplete as a result of a change of fact or circumstances (and not as a result of a representation or warranty otherwise being materially inaccurate as of the Original Effective Date or a representation or warranty becoming materially inaccurate after the Original Effective Date and prior to Closing due to a breach or default by such Seller under this Agreement); provided that such Seller’s right to update shall be conditioned upon such Seller delivering written notice to Buyer of such change in facts or circumstances promptly upon discovery (each a “Change Notice”). Upon such Seller’s delivery to Buyer of any Change Notice, the representation and warranty described in such Change Notice shall be deemed updated and/or revised as described in the Change Notice, and Sellers shall have no liability to Buyer therefor.  In the event that any representation or warranty by any Seller in Section 9.1 above is materially inaccurate as of the Closing Date (as disclosed to Buyer or as otherwise known by Buyer prior to Closing), and if such material inaccuracy is due to either: (i) such representation or warranty being materially inaccurate as of the Original Effective Date; or (ii) such representation or warranty becoming materially inaccurate after the Original Effective Date and prior to Closing due to a breach or default by such Seller under this Agreement; then only under such circumstances shall Buyer, as its sole and exclusive remedy, have the right to terminate this Agreement, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent, Seller shall pay Buyer all of Buyer’s actual out-of-pocket costs incurred in connection with this Agreement, including reasonable attorneys’ fees, not to exceed the Damages Cap (as hereinafter defined), and no party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Buyer expressly waives the right to sue Sellers for damages.  Buyer may bring an action or proceeding alleging the untruth, inaccuracy or breach of any such warranties, representations and agreements that expressly survive Closing as provided for herein within the Survival Period, and the warranties, representations and agreements at issue will survive until full and final determination of the action or proceeding.  However, if Buyer proceeds to Closing with actual knowledge, or knowledge Buyer should reasonably be deemed to possess pursuant to its due diligence or Inspections of the Properties, of any such untruth, inaccuracy or breach of any warranty, representation or agreement, Buyer is deemed to have waived any claims with respect to each such warranty, representation or agreement.  Subject to the limitations in this paragraph, following Closing, Sellers shall reimburse Buyer’s damages arising out of any untruth, inaccuracy or breach of any surviving warranty, representation or agreement hereunder, provided, however, that: (i) the valid claims for all such breaches hereunder aggregate to more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Floor”); (ii) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Sellers after the Closing Date and prior to the expiration of the Survival Period; and (iii) in no event shall Sellers’ aggregate liability to Buyer for all breaches of surviving warranties, representations and agreements hereunder exceed the amount of Four Million and 00/100 Dollars ($4,000,000.00) (the “Cap”). The warranties, representations and agreements of Seller as set forth in this Section 9.1 shall survive Closing and delivery of the Deed and Ground Lease Assignment to Buyer for a period of two hundred seventy (270) days (the “Survival Period”) after the Closing Date.  As used in this Agreement, any and all references to “Seller’s knowledge,” “Seller’s actual knowledge” or phrases of similar import shall mean the conscious awareness of facts or other relevant information, without investigation or inquiry, by Dan Branigan, Vice President of Transactions of SITE Centers Corp., solely in his capacity as such officer and not in his individual capacity. As used in this Agreement, any and all references to “Buyer’s knowledge,” “Buyer’s actual knowledge” or phrases of similar import shall mean (i) all matters or information disclosed in this Agreement or in any exhibit or schedule to this Agreement; (ii) any matters or information provided by Sellers and Sellers’ affiliates, agents, representatives or attorneys with respect to the Properties through e-mail correspondence or other means of written communication (in whatever form or medium) to the Buyer or Buyer's representatives, or by access to any documents located in a file sharing website prior to the expiration of the Due Diligence Period or the Closing Date; (iii) any other matter or information disclosed in the Commitments or Surveys and any updates to the Commitments and Surveys and any third party reports ordered and received by Buyer and its affiliates and agents, and (iv) any other matter, information, fact or circumstance of which Buyer has actual knowledge.   Furthermore, Buyer shall be deemed to have actual knowledge of all matters arising and/or disclosed in any Tenant estoppel certificates or any Seller Estoppels delivered to Buyer at or prior to Closing (or following Closing, if Seller delivered a Seller Estoppel pursuant to Section 6.3(c) hereof), and Sellers’ representation and warranties as contained herein shall be deemed automatically updated to reflect all such matters arising and/or disclosed in any Tenant estoppel certificates or Seller Estoppels upon delivery of such Tenant estoppel certificates or Seller Estoppels to Buyer. This Section 9.1 shall survive Closing as described above and not be merged therein.

Notwithstanding any provision of this Agreement to the contrary, Buyers and Sellers hereby agree that all of Sellers’ representations and warranties in the Agreement are deemed to conform to the following matters (collectively, the “Buyer Knowledge Matters”), as if such Buyer Knowledge Matters were originally set forth in the Original Agreement: (i) all matters of which any Buyer had actual knowledge on or prior to the Effective Date of this Agreement; and (ii) all knowledge that any Buyer should reasonably be deemed to possess solely as a result of the contents or results of, or disclosures in, any Inspections, any Due Diligence Material, any Reports, the Commitments, the Surveys or any other documents provided to or obtained by any Buyer in connection with the Original Agreement or this Agreement on or prior to the Effective Date of this Agreement.  Except to the extent expressly provided in this Agreement, Sellers shall not be obligated to take any action with respect to any of the Buyer Knowledge Matters.  Further, Buyers acknowledge and agree that Buyers shall not be permitted to object to any Conforming Estoppel on the basis that such estoppel raises any matter that is a Buyer Knowledge Matter.

9.2By Buyer.  Buyer represents and warrants to Seller as of the Original Effective Date that:

a)Each Buyer is duly created and validly existing pursuant to the laws of the jurisdiction of its organization and is, or will be as of the Closing Date, duly qualified to do business in the respective jurisdictions in which the Properties are situated if and to the extent that such qualification is required.

b)Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement.  All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken, and such action has not been rescinded or modified.  Upon the execution of this Agreement, this Agreement will be legally binding upon Buyer.  The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

c)Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

d)Neither the execution of this Agreement nor the consummation of the transactions contemplated herein by Buyer will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.

e)No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Buyer’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

f)None of the funds to be used for payment by Buyer of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools

Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”)

g)Buyer is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

Buyer shall fully disclose to Sellers, immediately upon Buyer’s becoming aware of its occurrence, any change in facts or circumstances of which Buyer becomes aware prior to the Closing that may affect the representations and warranties set forth above.  In the event that any representation or warranty by Buyer is not accurate as of the Closing, Sellers, as their sole and exclusive remedy, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be delivered and paid to Sellers by the Escrow Agent and none of the parties hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Sellers expressly waive the right to sue Buyer for damages.

SECTION 10DEFAULT.

10.1Seller Default.  Notwithstanding any provision in this Agreement to the contrary, if Closing does not occur by reason of a material default by any Seller which continues for two (2) business days after written notice from Buyer, then Buyer may, as Buyer’s sole and exclusive remedy, elect to either: (i) terminate this Agreement, in which event Buyer shall receive the Earnest Deposit, Sellers shall pay Buyer all of Buyer’s actual out-of-pocket costs incurred in connection with this Agreement, including reasonable attorneys’ fees, not to exceed One Million Dollars ($1,000,000.00) (the “Damages Cap”) within thirty (30) days of Sellers’ receipt of written demand therefor with reasonable supporting evidence, and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination; or (ii) enforce specific performance of this Agreement, provided that such action must be commenced within sixty (60) days following Buyer’s discovery of any Seller’s material default under this Agreement.  No other remedy or relief shall be available to Buyer, and Buyer hereby waives any and all other remedies, including the right to sue Sellers for damages.

10.2Buyer Default. Notwithstanding any provisions of this Agreement to the contrary, if Buyer breaches or defaults under this Agreement, or if Buyer otherwise fails to timely close this transaction for reasons other than any Seller’s default or the failure of any of the express conditions to Buyer’s performance, and if such breach, default and/or failure by Buyer continues and is not fully cured within two (2) business days after written notice from Sellers, then this Agreement shall terminate, and the Earnest Deposit shall be delivered to Sellers as agreed-upon liquidated damages as Sellers’ sole remedy.  Sellers and Buyer acknowledge that:  (i) it would be impossible to accurately determine Sellers’ damages in the event of Buyer’s default; (ii) the Earnest Deposit is fair and equitable; and (iii) Sellers expressly waive the right to exercise any and all other rights available at law or in equity.  The limitation of damages set forth herein shall not apply to any indemnities, covenants or obligations of Buyer which expressly survive either the termination of this Agreement or Closing, for which Sellers shall be entitled to all rights and remedies available at law or in equity.

SECTION 11CONDITIONS PRECEDENT.

11.1Conditions Precedent to Buyer’s Obligations.  The obligation of Buyer to cause the transaction contemplated herein to be consummated is subject to the satisfaction of the following conditions on or prior to the Closing Date:

a)The Title Company can and will issue each Title Policy in accordance with the applicable Commitment and subject only to the Permitted Exceptions, upon payment of the applicable premiums and charges with respect thereto and compliance with the conditions set forth in the applicable Commitment.

b)Seller shall have delivered to Buyer the Required Estoppels via email.

c)Title Company shall be willing to issue each Title Policy without taking an exception for the Existing Mortgages.

d)All of the representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects as of: (i) the Original Effective Date; and (ii) the Closing Date as if made originally on the Closing Date, subject to the provisions of Section 9.1.

e)Each Seller shall have executed and delivered all documents required to be executed and delivered by such Seller under this Agreement.

f)Purpose of Conditions Precedent. The obligation of Buyer to close the transactions contemplated herein is subject to the express conditions precedent set forth in this Section 11.1, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Sellers.  The waiver of any particular condition precedent shall not constitute the waiver of any other such condition.  In the event of the failure of any such condition precedent on the then-scheduled Closing Date (subject to the exercise of any extension rights expressly set forth herein), provided Buyer is not in material default of its obligations hereunder, Buyer may elect as its sole remedy, in its sole discretion, to terminate this Agreement, in which event Buyer shall receive a refund of the Earnest Deposit and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement. Furthermore, in the event Buyer elects to so terminate this Agreement because of Sellers’ failure to satisfy the condition described in Section 11.1(c) above, Sellers shall also pay Buyer all of Buyer’s actual out-of-pocket costs incurred in connection with this Agreement, including reasonable attorneys’ fees, not to exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate (“Expense Reimbursement Cap”).

11.2Conditions Precedent to Seller’s Obligations.   The obligation of Seller to cause the transaction contemplated herein to be consummated is subject to satisfaction of the following conditions on or prior to the Closing Date:

a)All of the representations and warranties of Buyer contained in this Agreement shall have been true, correct and complete in all material respects as of the Original Effective Date and on the Closing Date, as if made originally on the Closing Date.

b)Title Company shall be willing to issue each Title Policy without taking an exception for the Existing Mortgages.

c)Buyer shall have deposited into escrow with the Escrow Agent the Purchase Price in immediately available funds for disbursement to Sellers in accordance with the terms of this Agreement.

d)Buyer shall have executed and delivered all documents required to be executed and delivered by Buyer under this Agreement.

e)Buyer shall perform, observe and comply in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.

f)Purpose of Conditions Precedent.  The obligation of Sellers to close the transaction contemplated herein is subject to the express conditions precedent set forth in this Section 11.2, each of which is for the sole benefit of Sellers and may be waived at any time by written notice thereof from Sellers to Buyer.  The waiver of any particular condition precedent shall not constitute the waiver of any other such condition.  In the event of the failure of a condition precedent on the then-scheduled Closing Date (subject to the exercise of any extension rights expressly set forth herein), provided no Seller is in material default of its obligations hereunder, Sellers may elect, in their sole discretion, to terminate this Agreement, in which event Buyer shall receive a refund of the Earnest Deposit and none of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement.

SECTION 12BROKERS.  Buyer and Sellers each represent and warrant that they have not been represented by any broker in connection with the sale of the Properties other than broker(s) pursuant to separate agreement(s) with Sellers (collectively, the “Broker”), and no commissions or fees are due to any other broker or finder by reason of either party’s actions in this matter.  Sellers shall pay Broker pursuant to a separate commission agreement. Buyer and Sellers shall each be responsible for all liability, if any, for any broker or finder fees payable with respect to the sale of the Properties that are attributable to such party’s actions.  Sellers and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Properties. The indemnity obligations in this Section shall survive the termination of this Agreement or the Closing.

SECTION 13EMINENT DOMAIN.  In the event of a taking, in Sellers’ reasonable judgment, of any portion of a Property, the value of which exceeds fifteen percent (15%) of the Allocated Purchase Price for such Property, by eminent domain for any public or quasi-public use, or if notice of intent of such a taking or a sale in lieu of such a taking is received by any Seller or Buyer, at or prior to the Closing, Buyer shall have the right, to be exercised within fifteen (15) days after notice of such taking by written notice to Sellers, to terminate this Agreement, in which event Buyer shall receive the Earnest Deposit and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination.  In the event this Agreement is not terminated, Buyer shall consummate this transaction on the Closing Date (with no reductions in the Purchase Price), and Buyer shall be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Properties to be conveyed to Buyer.  For clarity, Buyer and Sellers acknowledge and agree that in the event Sellers deliver notice to Buyer in accordance with the foregoing Section 13, in no event shall such notice of any new taking or intent of taking by eminent domain for any public or quasi-public use constitute a breach by any Seller of Section 9.1(f) above, and Sellers shall have no liability to Buyer therefor; provided, however, Buyer shall retain its rights under this Section 13.

SECTION 14CASUALTY.  If prior to the Closing Date, in Sellers’ reasonable judgment, any portion of a Property, the value of which exceeds fifteen percent (15%) of the Allocated Purchase Price for such Property, is destroyed by fire or other casualty, Sellers shall notify Buyer in writing of such fact (which writing shall detail the amount of insurance recoverable) and Buyer shall have the option to terminate this Agreement upon notice to Sellers given within fifteen (15) days after Buyer’s receipt of Sellers’ written notice aforesaid.  Upon such termination, the Escrow Agent shall return the Earnest Deposit to Buyer, this Agreement shall terminate and no party shall have any further obligation or liability to the other.  In the event Buyer does not so elect to terminate this Agreement as aforesaid, or there is damage to or destruction of less than fifteen percent (15%) of the Allocated Purchase Price for such Property, Sellers shall assign to Buyer any insurance claims, upon the written consent of the applicable insurer, and the amount of any deductible shall be subtracted from the Purchase Price and Buyer shall acquire the Properties pursuant to this Agreement without any other reduction in the Purchase Price.  In the event the applicable insurer will not consent to the assignments of any insurance claim to Buyer, Sellers shall pursue the applicable insurance claim on behalf of Buyer (and Buyer shall assist Sellers as reasonably requested by Sellers) and will turn over insurance proceeds from such claim to Buyer, less any actual expenses of Sellers’ pursuit of such insurance claim, upon Seller’s receipt of same.

SECTION 15MISCELLANEOUS.

15.1Governing Law.  This Agreement shall be governed by the laws of the State of Ohio, without regard to rules regarding conflicts of laws.

15.2Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

15.3Entire Agreement.  This Agreement, together with the attached exhibit(s), contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged herein.

15.4Modifications and Waivers.  This Agreement cannot be changed nor can any provision of this Agreement, or any right or remedy of any party, be waived orally.  Changes and waivers can only be made in writing, and the change or waiver must be signed by the party against whom the change or waiver is sought to be enforced.  Any waiver of any provision of this Agreement, or any right or remedy, given on any one or more occasions shall not be deemed a waiver with respect to any other occasion.

15.5Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

15.6Assignment.  Buyer may not assign its rights and obligations under this Agreement without Sellers’ prior written consent; provided, however, at and concurrently with a Closing hereunder, Buyer may assign its rights and obligations under this Agreement without the consent of Sellers, provided and on the condition that: (i) Buyer shall have given Sellers written notice of the assignment and the identity of the assignee at least seven (7) days prior to Closing; (ii) Buyer or a principal of Buyer shall own a controlling interest in the assignee; and (iii) such assignee shall have assumed Buyer’s obligations hereunder by a written instrument of assumption in form and substance reasonably satisfactory to Sellers.  Notwithstanding any such assignment, Buyer shall nevertheless remain liable for all of Buyer’s obligations hereunder. Buyer and any assignee of Buyer shall be responsible for all fees, costs and expenses arising out of or otherwise in connection with any assignment of this Agreement by Buyer, and Sellers shall have no liability or responsibility for any such fees, costs or expenses; and Buyer and any assignee of Buyer agree to indemnify Sellers from and against all such fees, costs or expenses, which obligation shall survive Closing or any termination of this Agreement.

15.7Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when made by personal delivery, sent next business day by delivery by a nationally recognized overnight courier, addressed as follows, or e-mail followed by another permitted means of delivery.  Notice shall be deemed given on the date on which the notice is received by a party in the case of personal delivery or e-mail, or on the next business day immediately following receipt by the courier, in the case of an overnight courier:

If to Sellers:	c/o Retail Value Inc. 3300 Enterprise Parkway Beachwood, Ohio 44122 Attn: Dan Branigan E-mail: dbranigan@sitecenters.com

With a copy to:	c/o Retail Value Inc. 3300 Enterprise Parkway Beachwood, Ohio 44122 Attn: Michael Owendoff E-mail: mowendoff@sitecenters.com

And with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP 200 Public Square, Suite 2300 Cleveland, Ohio 44114 Attn: Michael Swearengen and Kelly Noll E-mail: mswearengen@beneschlaw.com, knoll@beneschlaw.com

If to Buyer:	B33 Maine Assets LLC 9330 W Sahara Ave., Suite 270 Las Vegas, NV 89117 Email: genni@bridge33capital.com; julio@bridge33capital.com

With a copy to:	Polsinelli PC 900 West 48th Place, Suite 900 Kansas City, Missouri 64112 Attn: Mike Fisher Email: mfisher@polsinelli.com; wrockers@polsinelli.com

Any notice that may be given by a party to this Agreement may also be given on behalf of such party by the legal counsel representing such party in this transaction and such notice shall be valid to the same extent as if it were given directly by the represented party. Any notice given by or on behalf of Retail Value Inc. for any Seller shall constitute valid notice by such Seller.

15.8Section Headings.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.9Severability.  If one or more of the provisions of this Agreement or the application thereof shall be invoked, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

15.10Time of the Essence.  The parties agree that time is of the essence and that the failure of a party hereto to perform any act on or before the date specified herein for performance thereof shall be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

15.11Confidentiality; Public Disclosure.

a)Except as permitted in Section 15.11(b), without the prior written consent of Sellers, (i) Buyer will not disclose to any person, other than their legal counsel or their Permitted Financing Sources (as defined in the First Amendment to Confidentiality Agreement dated May 25, 2021 between Retail Value Inc. and B33 RE Partners Investments II LLC, as such Confidentiality Agreement may be further amended), either the fact that this Agreement has been entered into or any of the terms, conditions or other facts with respect thereto, including the status thereof; provided, that Buyer hereto may make such disclosure if compelled by court order or to comply with the requirements of any law, governmental order or regulation; and (ii) Buyer will not make any public disclosure or issue any press release pertaining to the existence of this Agreement, or to the proposed acquisition of the Properties, except as required by law.

b)On or after the Closing Date, Buyer and Sellers may each issue a press release with respect to this Agreement and the matters contemplated hereby without the consent of the other.  In connection with the foregoing, the issuing party shall endeavor to provide an advance written copy of such press release to the other party.

c)Notwithstanding anything contained in this Agreement or the Confidentiality Agreement dated May 25, 2021, as amended, to the contrary, each of the parties acknowledges and agrees that Sellers (or their parent company, Retail Value Inc. (“RVI”)) may be required to attach or include this Agreement or a description thereof to or within filings with the Securities and Exchange Commission as a result of RVI being a publicly traded company in the United States and that such disclosures may be made by Sellers, RVI and their respective affiliates without Buyer’s prior consent.

15.12Termination of Service Contracts. On or before the Closing Date, the Sellers shall terminate the Service Contracts at Sellers’ sole cost and expense.

15.13Further Action.  The parties hereto shall at any time, and from time to time on and after the Closing Date, upon the request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

15.14Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties hereto, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

15.15No Recording.  Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

15.16Third Party Beneficiary.  The provisions of this Agreement are not intended to benefit any parties other than Sellers and Buyer.

15.171031 Exchange.  If so requested by any party hereto, the non-requesting party(ies) will cooperate in structuring and completing this transaction for the requesting party so as to effect a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.  In particular, such other party will consent to the assignment by the requesting party prior to the Closing hereunder of its rights hereunder to a “qualified intermediary” or other third party for such purposes.  The foregoing notwithstanding, in connection with any such exchange, none of the parties shall have any obligation to acquire title to any real property nor to enter into any contract:  (i) that may create or impose upon such party any non-monetary obligation or negative covenant; (ii) that does not provide that the sole and exclusive remedy of any seller for a breach shall be to retain as liquidated damages the deposit paid to said seller; or (iii) that requires such party to execute any mortgage, deed of trust or similar financing instrument.  It is further agreed that:  (1) no party shall assume any responsibility for the tax consequences to any other party arising out of any exchange effected pursuant to this Section; (2) the requesting party shall reimburse the other party for all additional costs and expenses (including reasonable attorney’s fees) incurred by such other party in connection with any such exchange; and (3) the requesting party shall indemnify and hold the other party harmless from and against any and all loss, cost, damage, expense or other liability (including reasonable attorneys’ fees) that such other party may incur or suffer in the performance of its obligations under this Section.

15.18Business Day.  As used herein, a business day shall mean any day other than Saturday, Sunday or other day that commercial banks in the State in which the Properties are located are authorized or required to close under applicable law.  Notwithstanding the foregoing, Buyer and Sellers expressly acknowledge and agree that the Friday after Thanksgiving shall in no event be deemed a business day under this Agreement.  In the event that the expiration of any time period hereunder, including, without limitation, the Due Diligence Period shall expire on a non-business day, then such time period shall be extended until the close of business on the next business day.

15.19MINNESOTA SPECIFIC PROVISIONS.

a)Solely for the purpose of satisfying the requirements of Minn. Stat. § 152.0275, Subd. 2(m), to Maple Grove Seller’s knowledge, methamphetamine production has not occurred on the Maple Grove Property.  As permitted by Minn. Stat. § 152.0275, Subd. 2(n), Buyer waives and releases Maple Grove Seller from any claim that Buyer may now or hereafter have against Maple Grove Seller based on any failure by Maple Grove Seller to disclose the existence or known status of any methamphetamine production on the Maple Grove Property or to make any other disclosure required under Minn. Stat. § 152.0275.

b)Solely for the purpose of satisfying the requirements of Minn. Stat. § 103I.235, Subdivision 1(a), to Maple Grove Seller’s knowledge, there are no “wells” (as defined in Minn. Stat. § 103I.005) on the Maple Grove Property.  As permitted by Minn. Stat. § 103I.235, Subd. 2, Buyer waives and releases Seller from any claim that Buyer may now or hereafter have against Maple Grove Seller based on any failure by Maple Grove Seller to disclose the existence or known status of a well on the Maple Grove Property or to make any other disclosure required under Minn. Stat. § 103I.235.

c)Solely for the purpose of satisfying the requirements of Minn. Stat. § 115.55, Subd. 6, to Maple Grove Seller’s knowledge, there is no “subsurface sewage treatment system” (as defined in Minn. Stat. § 115.55, Subdivision 1(g)) on or serving the Maple Grove Property and sewage generated on the Maple Grove Property goes to a facility permitted by the Minnesota Pollution Control Agency.  As permitted by Minn. Stat. § 115.55, Subd. 6(b), Buyer waives and releases Maple Grove Seller from any claim that Buyer may now or hereafter have against Maple Grove Seller based on any failure by Maple Grove Seller to disclose the existence or known status of an individual sewage treatment system on the Maple Grove Property or to make any other disclosure required under Minn. Stat. § 115.55.

d)Solely for the purpose of satisfying the requirements of Minn. Stat. § 116.46, to Maple Grove Seller’s knowledge, except as disclosed in Schedule 3 attached hereto, there are no “aboveground storage tanks” or “underground tanks” (within the meaning of Minn. Stat. § 116.46) located in or about the Maple Grove Property, or have been located under, in or about such Maple Grove Property and have subsequently been removed or filled.  To the extent storage tanks exist on or under the Maple Grove Property, to Maple Grove Seller’s knowledge, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.  Buyer waives and releases Maple Grove Seller from any claim that Buyer may now or hereafter have against Maple Grove Seller based on any failure by Maple Grove Seller to disclose the existence or known status of any “aboveground storage tanks” or “underground tanks” (within the meaning of Minn. Stat. § 116.46) located in or about the Property, or that have been located under, in or about such Maple Grove Property and have subsequently been removed or filled, or to make any other disclosure required under Minn. Stat. § 116.46.

e)Solely for the purpose of satisfying any applicable requirements of Minn. Stat. § 360.065, to Maple Grove Seller’s knowledge, if airport zoning regulations affect the Property, a copy of those airport zoning regulations as adopted may be viewed or obtained at the office of the City of Maple Grove and/or the Metropolitan Airports Commission.  Buyer waives and releases Maple Grove Seller from any claim that Buyer may now or hereafter have against Maple Grove Seller based on any failure by Maple Grove Seller to disclose the existence or known status of any airport zoning regulations or to make any other disclosure required under Minn. Stat. § 360.065.

15.20PENNSYLVANIA SPECIFIC PROVISIONS.

a)REAL ESTATE RECOVERY FUND: A Real Estate Recovery Fund exists to reimburse any person who has obtain a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitably remedies. For complete details about the Fund, please call (717) 783-3658.

b)ACCESS: Access to a public road may require issuance of a highway occupancy permit from the Pennsylvania Department of Transportation.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

SELLERS:

BRE DDR GREAT NORTHERN LLC		DDRA MAPLE GROVE CROSSING LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/John M Cattonar	By:	/s/John M Cattonar
Print:	John M Cattonar	Print:	John M Cattonar
Title:	Senior Vice President	Title:	Senior Vice President

RVT PEACH STREET SQUARE I LLC		RVT ERIE MARKETPLACE LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/John M Cattonar	By:	/s/John M Cattonar
Print:	John M Cattonar	Print:	John M Cattonar
Title:	Senior Vice President	Title:	Senior Vice President

DDR SEABROOK LLC		RVT WRANGLEBORO CONSUMER SQUARE LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/John M Cattonar	By:	/s/John M Cattonar
Print:	John M Cattonar	Print:	John M Cattonar
Title:	Senior Vice President	Title:	Senior Vice President

BUYER:

B33 Great Northern II LLC,		B33 Peach Street GL II LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/Andy Chien	By:	/s/Andy Chien
Print:	Andy Chien	Print:	Andy Chien
Title:	Managing Principal	Title:	Managing Principal

B33 Maple Grove II LLC,		B33 ERIE MARKETPLACE II LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/Andy Chien	By:	/s/Andy Chien
Print:	Andy Chien	Print:	Andy Chien
Title:	Managing Principal	Title:	Managing Principal

B33 PEACH STREET II LLC,		B33 SEABROOK COMMONS II LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/Andy Chien	By:	/s/Andy Chien
Print:	Andy Chien	Print:	Andy Chien
Title:	Managing Principal	Title:	Managing Principal

B33 Peach Street theatre II LLC,		B33 WRANGLEBORO II LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/Andy Chien	By:	/s/Andy Chien
Print:	Andy Chien	Print:	Andy Chien
Title:	Managing Principal	Title:	Managing Principal

B33 SEABROOK COMMONS II LLC,
a Delaware limited liability company

By:	/s/Andy Chien
Print:	Andy Chien
Title:	Managing Principal

ESCROW CONSENT AND ACKNOWLEDGMENT

The undersigned agrees to act as the Title Company and Escrow Agent for the transaction described in the above Agreement as provided herein. The undersigned agrees to hold and deliver the Initial Deposit and Additional Deposit in accordance with the terms of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

Escrow No.	By:	/s/Rebecca S. Groetsch
	Rebecca S. Groetsch	(Print Name)
Authorized Representative

Date: August 19, 2021

SCHEDULE A

SHOPPING CENTERS

Sellers	Buyer	Shopping Center	City	State
BRE DDR GREAT NORTHERN LLC, a Delaware limited liability company (“Great Northern Seller”)	B33 Great Northern II LLC, a Delaware limited liability company B33 Great Northern SOUTH II LLC, a Delaware limited liability company	Great Northern Plazas (real property described on Exhibit “A-1” (the “Great Northern Property”))	North Olmsted	Ohio

DDRA Maple Grove Crossing LLC, a Delaware limited liability company (“Maple Grove Seller”)	B33 Maple Grove II LLC, a Delaware limited liability company	Maple Grove Crossing (real property described on Exhibit “A-2” (the “Maple Grove Property”)	Maple Grove	Minnesota

RVT Peach Street Square I LLC, a Delaware limited liability company (“Peach Street I Seller”)

B33 Peach Street II LLC, a Delaware limited liability company with respect to the Peach Street I Fee Property except for tax parcel 40-005-019.0-107-00; B33 Peach Street GL II LLC, a Delaware limited liability company with respect to the Peach Street I Leasehold Property; B33 Peach Street Theatre II LLC, a Delaware limited liability company with respect to tax parcel 40-005-019.0-107-00, which is a part of the Peach Street I Fee Property

Peach Street Square Phase I (real property described on Exhibit “A-3” (the “Peach Street I Fee Property”), and Peach Street I Seller’s right, title and interest as ground lessee under that certain ground lease to which Peach Street I Seller is a party, as more particularly described on Schedule “B” (the “Peach Street I Leasehold Property” and, together with the Peach Street I Fee Property, the “Peach Street Property”)

			Erie	Pennsylvania

Sellers	Buyer	Shopping Center	City	State
RVT Erie Marketplace LLC, a Delaware limited liability company (“Erie Seller”)	b33 erie marketplace II llc, a Delaware limited liability company	Erie Marketplace (real property described on Exhibit “A-4” (the “Erie Property”),	Erie	Pennsylvania

DDR SEABROOK LLC, a Delaware limited liability company (“Seabrook Seller”)	B33 Seabrook Commons II LLC, a Delaware limited liability company	Seabrook Commons (real property described on Exhibit “A-5” (“Seabrook Property”)	Seabrook	New Hampshire

RVT Wrangleboro Consumer Square LLC, a Delaware limited liability company (“Wrangleboro Seller”)	B33 Wrangleboro II LLC, a Delaware limited liability company	Wrangleboro Consumer Square (I&II), (III) and (IV) (real property described on Exhibit “A-5” (“Wrangleboro Property”)	Mays Landing	New Jersey

List of Schedules and Exhibits

Schedule A	Shopping Centers
Schedule I	Solar Leases
Schedule 2	Allocation of Purchase Price
Schedule 3	List of Aboveground Storage Tanks or Underground Tanks at the Maple Grove Property
Schedule 5.1	Deferred Rent
Schedule 5.3	Real Estate Tax Prorations
Schedule 5.4	Sellers’ Costs
Schedule 5.5	Buyers’ Costs
Schedule 5.6	Security Deposits
Schedule 5.7	Leasing Incentives
Schedule 6.3	Major Tenants
Schedule 6.4	Permitted Leasing Activities
Schedule 6.4(i)	Applicable Escrow Amounts for Post-Closing Pending Leases
Schedule 8.1	Due Diligence Material
Schedule 9.1	Carve-Outs to Seller’s Representations and Warranties
Exhibit A-1	Legal Description of Great Northern Property
Exhibit A-2	Legal Description of Maple Grove Property
Exhibit A-3	Legal Description of Peach Street I Fee Property
Exhibit A-4	Legal Description of Peach Street I Leasehold Property
Exhibit A-5	Legal Description of Erie Property
Exhibit A-6	Legal Description of Seabrook Property
Exhibit A-7	Legal Description of Wrangleboro Property
Exhibit B-1	Site Plan of Great Northern Property
Exhibit B-2	Site Plan of Maple Grove Property
Exhibit B-3	Site Plan of Peach Street I Property and Erie Property
Exhibit B-4	Site Plan of Seabrook Property
Exhibit B-5	Site Plan of Wrangleboro Property
Exhibit C	Leases, Cable Agreements and Temporary Occupancy and Ancillary Agreement (if any)
Exhibit D	Assignment of Leases and Guaranties
Exhibit E	Tenant Notice Letter
Exhibit F	Bill of Sale and General Assignment
Exhibit G	Form of Tenant Estoppel Certificate
Exhibit G-1	Intentionally Omitted
Exhibit G-2	Form of Seller Estoppel
Exhibit H	Title Affidavit
Exhibit I	Seller’s Bring Down Certificate
Exhibit J	Ground Lease Assignment
Exhibit K	Solar Lease Assignment
Exhibit L	Indemnity Agreement Assignment
Exhibit M	Ground Lease Estoppel
Exhibit N	Wrangleboro Detention Pond Escrow Agreement
Exhibit O	Pending Leases Holdback Escrow Agreement